Exhibit 10.1

LOAN AGREEMENT

MADE BY AND BETWEEN

CJUF II STRATUS BLOCK 21 LLC

AND

HUNTER’S GLEN/FORD INVESTMENTS I LLC, as Lender

Dated as of March 31, 2010

TABLE OF CONTENTS

Page

ARTICLE 1 INCORPORATION OF RECITALS AND EXHIBITS	2
1.1	Incorporation of Recitals.	2
1.2	Incorporation of Exhibits.	2

ARTICLE 2 DEFINITIONS	2
2.1	Defined Terms.	2
2.2	Other Definitional Provisions.	14

ARTICLE 3 BORROWER’S REPRESENTATIONS AND WARRANTIES	14
3.1	Representations and Warranties.	14
3.2	Survival of Representations and Warranties.	19

ARTICLE 4 LOAN AND LOAN DOCUMENTS	20
4.1	Funding of the Loan.	20
4.2	Loan Documents.	20
4.3	Term of the Loan, Extensions.	21
4.4	Prepayments.	22
4.5	Required Principal Payments.	22
4.6	Receipt of Payments.	22
4.7	Protective Advances.	22
4.8	Lender's Inability to Fund.	22

ARTICLE 5 INTEREST	23
5.1	Interest Rate.	23

ARTICLE 6 COSTS OF MAINTAINING LOAN	23
6.1	Borrower Withholding.	23

ARTICLE 7 LOAN EXPENSE AND ADVANCES	23
7.1	Loan and Administration Expenses.	23
7.2	Loan Fees.	24
7.3	[reserved]	24
7.4	[reserved]	24
7.5	Lender’s Attorneys’ Fees and Disbursements.	24
7.6	Time of Payment of Fees and Expenses.	24
7.7	Expenses and Advances Secured by Loan Documents.	24
7.8	Right of Lender to Make Advances to Cure Borrower’s Defaults.	24

ARTICLE 8 NON-CONSTRUCTION REQUIREMENTS PRECEDENT	25
8.1	Non-Construction Conditions Precedent.	25

ARTICLE 9 CONSTRUCTION REQUIREMENTS PRECEDENT	30
9.1	Construction Documents Required as of Closing.	30
9.2	Construction Deliveries Required as of the Full Loan Opening.	32

ARTICLE 10 BUDGET, CONTINGENCY FUND AND CHANGE ORDERS	33
10.1	Budget.	33
10.2	Budget Line Items.	33
10.3	[reserved]	34

(i)

10.4	[reserved]	34
10.5	Change Orders.	34

ARTICLE 11 [reserved]	34

ARTICLE 12 [reserved]	34

ARTICLE 13 [reserved]	34

ARTICLE 14 SALE OF RESIDENTIAL UNITS	34
14.1	Price List Schedule.	34
14.2	Sales Agreements.	34
14.3	Purchaser Deposits.	35
14.4	Residential Unit Sales.	36
14.5	Sales Operations and Seller’s Obligations; Amendment and Termination of Sales Agreements.	37
14.6	Delivery of Sales Information and Documents.	37
14.7	Borrower’s Acknowledgment Regarding Buyer Financing.	37
14.8	Condominium Regime.	37
14.9	Release of Residential Units.	42
14.10	Application of Sales Proceeds.	43

ARTICLE 15 OTHER COVENANTS	44
15.1	Borrower further covenants and agrees as follows:	44
15.2	Single Purpose Entity Covenants.	54
15.3	Authorized Representative.	56
15.4	Negative Covenants.	56

ARTICLE 16 CASUALTIES AND CONDEMNATION	57
16.1	Lender’s Election to Apply Proceeds on Indebtedness.	57
16.2	Borrower’s Obligation to Rebuild and Use of Proceeds Therefor.	58

ARTICLE 17 ASSIGNMENTS BY LENDER AND BORROWER	58
17.1	Assignments and Participations.	58
17.2	Prohibition of Assignments and Transfers by Borrower.	58
17.3	Prohibition of Transfers in Violation of ERISA.	59
17.4	Successors and Assigns.	60

ARTICLE 18 TIME OF THE ESSENCE	60
18.1	Time is of the Essence.	60

ARTICLE 19 EVENTS OF DEFAULT	60
19.1	Events of Default.	60

ARTICLE 20 LENDER’S REMEDIES IN EVENT OF DEFAULT	62
20.1	Remedies Conferred Upon Lender.	62

ARTICLE 21 GENERAL PROVISIONS	63
21.1	Captions.	63
21.2	Modification; Waiver.	63
21.3	Governing Law.	63
21.4	Acquiescence Not to Constitute Waiver of Lender’s Requirements.	63
21.5	Disclaimer by Lender.	63

(ii)

21.6	Partial Invalidity; Severability.	64
21.7	Definitions Include Amendments.	64
21.8	Execution in Counterparts.	65
21.9	Entire Agreement.	65
21.10	Reserved.	65
21.11	References to Senior Loan Agreement and Concurrent Lenders Approval.	65
21.12	Jurisdiction.	65
21.13	Reserved.	66
21.14	Binding Effect.	66
21.15	Waiver of Accord and Satisfaction.	66

ARTICLE 22 NOTICES	66

ARTICLE 23 WAIVER OF JURY TRIAL	68

EXHIBITS TO LOAN AGREEMENT

Exhibit A                                Legal Description of Land
Exhibit B                                 Construction Schedule
Exhibit C                                 Permitted Exceptions
Exhibit D                                 No Litigation Certificate
Exhibit E                                 Insurance Requirements During and Post Construction
Exhibit F                                 Architect’s Certificate
Exhibit G                                 Budget
Exhibit H                                [reserved]
Exhibit I                                  Approved Plans and Specifications and Approved Finish Standards
Exhibit J                                  Subcontracts
Exhibit K                                [reserved]
Exhibit L                                 [reserved]
Exhibit M                               List of Sales Agreements
Exhibit M-1                            List of Sales Agreements Discrepancy Items
Exhibit M-2                            Price List Schedule
Exhibit N                                [reserved]
Exhibit O                                Approved Form of Sales Agreement
Exhibit P                                 [reserved]
Exhibit Q                                Leasing Parameters and Allowable Tenant Improvements
Exhibit R                                 [reserved]
Exhibit S                                 Form of Fourth Estoppel and Agreement from City of Austin
Exhibit T                                 Due Diligence Materials

(iii)

LOAN AGREEMENT
Project Commonly Known as

“W Hotel and Residences”
Block 21, Austin, Texas

THIS LOAN AGREEMENT (“Agreement”) is made as of March 31, 2010, by and between CJUF II STRATUS BLOCK 21 LLC, a Delaware limited liability company (“Borrower”), and HUNTER’S GLEN/FORD INVESTMENTS I LLC, a Texas, its successors and assigns (“Lender”).

W I T N E S S E T H:

RECITALS

A.           Borrower is the owner in fee simple of an approximately 76,176 square foot parcel of land commonly known as “Block 21,” bounded by Second, Third, Guadalupe and Lavaca Streets, City of Austin, County of Travis, State of Texas, and legally described in Exhibit A attached hereto (the “Land”).  Borrower proposes to construct on the Land a mixed use project to be known as the “W Hotel and Residences,” consisting of a building of thirty-six (36) stories (the “Building”) and other facilities containing: (i) one hundred fifty-nine (159) residential condominium units (each, a “Residential Unit”) on twenty (20) floors, from floor 18 through floor 37 of the Building, containing at least 272,272 Saleable Square Feet (with each capitalized term used and not defined in these Recitals being defined hereinbelow) of interior space and with interior finished ceiling heights of at least ten (10) feet (outside of areas containing mechanical runs), (ii) a “W” flagged hotel with two hundred fifty-two (252) guest rooms, situated on ten (10) floors, from floor 6 through floor 16 of the Building, to be furnished and managed pursuant to the Hotel Operating Agreement (as hereinafter defined), and containing at least 100,408 square feet of interior room space and 88,212 square feet of hotel operating space, collectively with, on floor 2 through floor 4 of the Building, 9,583 square feet of meeting space, a 8,060 square foot fitness facility, a 9,935 square foot pool and pool deck, and a business center (collectively, the “Hotel”), (iii) on floor 1 through floor 3 of the Building, 18,341 net Rentable Square Feet of retail space (the “Retail Space”) and restaurant space (provided that such restaurant space will not consist of more than 15,900 net Rentable Square Feet exclusive of any outdoor space and Hotel kitchen space) (the “Restaurant Space”) and 37,382 net Rentable Square Feet of office space (the “Office Space”), (iv) a live performance venue, on the top three (3) floors of an attached 4-story structure, containing at least 86,750 square feet and a minimum capacity of 2,480 people, with seating for approximately 2,160 people (the “Venue”), (v) 10,995 square feet of storage space, and (vi) a three (3)-level subterranean parking garage (the “Parking Garage”), with a direct connection to elevators servicing the Residential Units, and containing parking spaces for at least 480 automobiles (each, a “Parking Space”), of which, 300 Parking Spaces shall be allocated for the Residential Units, and 122 Parking Spaces shall be allocated, collectively, for the Hotel, the Commercial Space, and the Venue.  The Residential Units shall have a la carte access to the Hotel amenities on a pay-by-use basis, as provided in the Hotel Operating Agreement.

B.           Borrower has entered into that certain Amended and Restated Construction Loan Agreement (the “Senior Loan Agreement”) dated October 21, 2009, between Borrower and Beal Bank Nevada (“Senior Lender”), pursuant to which Senior Lender committed to make construction advances to construct the Project (hereinafter defined) in an amount not to exceed $120,000,000 (the “Senior Loan”), said Senior Loan being evidenced by that certain Amended and Restated Promissory Note (the “Senior Note”) dated October 21, 2009, payable to the order of Senior Lender, in the original principal amount of $120,000,000, and secured by that certain Amended and Restated Construction Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing (“Senior Deed of Trust”) dated October 21, 2009, executed by Borrower for the benefit of Senior Lender, and recorded as Instrument No. 2009176430 in the Official Real Property Records of Travis County, Texas.  The Senior Note, the Senior Loan Agreement, the Senior Deed of Trust and the other documents executed in connection with the Senior Loan are collectively referred to as the “Senior Loan Documents”.

C.           Borrower has requested that Lender, and Lender has agreed, to extend a loan to Borrower in the aggregate amount of $30,000,000 (the “Loan”) to provide additional funds for the construction of the Project, which shall in all respects be subordinate and inferior to the Senior Loan and the Senior Loan Documents.  In that regard, Lender, Senior Lender and Borrower have entered into that certain Subordination and Standstill Agreement (the “Intercreditor Agreement”) dated the same date as this Agreement, pursuant to which the parties thereto have made certain agreements with respect to the respective rights and remedies of Senior Lender and Lender.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

ARTICLE 1

INCORPORATION OF RECITALS AND EXHIBITS

1.1	Incorporation of Recitals.

The foregoing preambles and all other recitals set forth herein are made a part hereof by this reference.

1.2	Incorporation of Exhibits.

Exhibits A through T to this Agreement, attached hereto, are incorporated in this Agreement and expressly made a part hereof by this reference.

ARTICLE 2

DEFINITIONS

2.1	Defined Terms.

The following terms as used herein shall have the following meanings:

Affiliate:  With respect to a specified person or entity, any individual, partnership, corporation, limited liability company, trust, unincorporated organization, association or other entity that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such person or entity, including, without limitation, any general or limited partnership in which such person or entity is a partner.

Agreement:  This Loan Agreement.

Applicable Condominium Laws:  As such term is defined in Section 14.8(c).

Appraisal:  An MAI certified appraisal of the Project performed in accordance Lender’s appraisal requirements by an appraiser selected and retained by Lender.

Approved Finish Standards:  As such term is defined in Section 9.1(f).

Approved Lease:  As such term is defined in Section 15.1(m).

Approved Plans and Specifications:  As such term is defined in Section 9.1(f).

Architect:  BOKA Powell, L.L.C.

Architect’s Certificate:  A certificate in the form of Exhibit F attached hereto executed by the Architect in favor of Lender.

Associations:  As such term is defined in Section 14.8(d).

Authorized Representative:  William H. Armstrong, an individual, or such other individual that is designated in accordance with Section 15.3 of this Agreement.

Bankruptcy Code:  Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto or any other present or future bankruptcy or insolvency statute.

Borrower:  As such term is defined in the opening paragraph of this Agreement.

Budget:  The budget for the Project specifying all costs and expenses of every kind and nature whatsoever to be incurred by Borrower in connection with the Project (including, the Loan) prior to the Maturity Date, as approved by Lender as set forth in Section 10.1.

Budget Line Item:  As such term is defined in Section 10.2.

Building:  As such term is defined in Recital A.

Business Day:  Any Monday through Friday, excluding days on which Lender is closed for business.

Change Order:  Shall mean any of the following: (i) a request for changes in the Approved Plans and Specifications (other than minor field changes involving no extra cost) or for a change to the General Contract Price, (ii) an amendment to the General Contract, (iii) a construction change directive or (iv) a written order for a minor change in the work issued by the Architect.

City Documents:  Declaration of Restrictive Covenants (as amended, the “Declaration”) dated as of December 15, 2006, by the City of Austin, a Texas home rule city and municipal corporation, recorded in the Official Public Records of Travis County, Texas as Document No. 2006240877; and Special Warranty Deed (as amended, the “Deed”) dated as of December 15, 2006, by the City, in favor of Stratus Block 21 Investments, L.P., a Texas limited partnership, recorded in the Official Public Records of Travis County, Texas as Document No. 2006240878, as both were amended by Estoppel Certificate and Agreement dated April 26, 2008 and recorded in the Official Public Records of Travis County, Texas under Document No. 2008078527, by Estoppel Certificate and Agreement dated May 13, 2008 and recorded in the Official Public Records of Travis County, Texas under Document No. 2008085863, and by Estoppel Certificate and Agreement dated October 19, 2009 and recorded in the Official Public Records of Travis County, Texas under Document No. 2009176432.

CJUF:  CJUF Block 21 Member, LLC., a Delaware limited liability company.

Closing:  The date of the Closing Funding.

Closing Funding:  The first disbursement of Loan proceeds into Borrower’s account with Senior Lender in accordance with Section 4.1, which shall be advanced on or about the date hereof.

Collateral Assignment of Hotel Documents:  That certain Assignment of Hotel Documents collaterally assigning Borrower’s interests in the Hotel Documents (and related documents) to Lender.

Commercial Space:  Together, the Office Space, the Restaurant Space and the Retail Space.

Completion Date:  With respect to the Residential Units, July 25, 2011; with respect to the Hotel, January 7, 2011; with respect to the Venue May 25, 2011; with respect to the Commercial Space, January 7, 2011; and with respect to the entire Project, December 31, 2011.

Condominiums:   All condominium units, including, without limitation, Residential Units, included within the Project.

Condominium Documents:  As such term is defined in Section 8.1(s).

Condominium Marketing License Agreement:  That certain Condominium Marketing License Agreement dated as of October 26, 2006 by and between Stratus Block 21 Investments, L.P. (predecessor in interest to Borrower), and Starwood Hotels & Resorts Worldwide, Inc.

Construction or construction:  The construction and equipping of the Improvements in accordance with the Approved Plans and Specifications, and related improvements required to be performed by Borrower under Sales Agreements (including all off-site improvements reasonably required for use and operation of the Improvements) and the installation of all personal property, fixtures and equipment required for the operation of the Project or required under Sales Agreements.

Construction Schedule:  The schedule attached hereto as Exhibit B establishing a timetable for completion of the Construction, showing, on a monthly basis, the anticipated progress of the Construction, and showing that the Improvements can be completed on or before the applicable Completion Date and that the Residential Units will be delivered prior to any outside dates, if any, provided for in the Sales Agreements.

Control:  As such term is used with respect to any person or entity, including the correlative meanings of the terms “controlled by” and “under common control with,” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

Declaration of Condominium:  The Master Condominium Declaration and the Residential Condominium Declaration, individually or collectively, as the context shall infer.

Deed of Trust:  That certain Second Lien Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, executed by Borrower for the benefit of Lender and its successors and assigns, securing this Agreement, the Note, and all obligations of Borrower in connection with the Loan, granting a second priority lien on Borrower’s fee interest in the Project, subject only to the Senior Deed of Trust and the Permitted Exceptions.

Default or default:  Any event, circumstance or condition, which, if it were to continue uncured, would, with notice or lapse of time or both, constitute an Event of Default hereunder.

Deposits:  The Earnest Money Deposits and the Upgrade Deposits.

Design Professionals:  As such term is defined in Section 9.1(a).

Earnest Money Deposits:  As such term is defined in Section 14.3 (a).

Environmental Indemnity:  An environmental indemnity from Borrower and Guarantor, jointly and severally, indemnifying Lender with regard to all matters related to Hazardous Material and other environmental matters.

Environmental Proceedings:  Any environmental proceedings, whether civil (including actions by private parties), criminal, or administrative proceedings, relating to the Project.

Environmental Report:  An environmental report prepared at Borrower’s expense by a qualified environmental consultant approved by Lender in its sole discretion addressed to Lender

(or subject to separate letter agreement permitting Lender to rely on such environmental report), or otherwise delivered to Lender, which complies with the USEPA “all appropriate inquiry” rule contained in 40 CRF Part 312.  That certain Phase I Environmental Site Assessment dated October 9, 2009, prepared by Terracon Consultants, Inc. for the benefit of Beal Bank Nevada and CJUF II Stratus Block 21 LLC and Stratus Block 21 Investments, L.P., is acceptable to Lender.

Equity Investment:  The sum of the Initial Equity Investment plus all other amounts of equity required to be provided by Borrower pursuant to the Senior Loan Agreement to keep the Senior Loan in balance and otherwise complete Construction and perform all other obligations of Borrower in regard to the Senior Loan and/or under this Agreement and the other Loan Documents.

ERISA:  The Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder from time to time.

Escrow Agent:  As such term is defined in Section 14.3(a).

Escrow Agreement:  As such term is defined in Section 8.1(w).

Event of Default:  As such term is defined in Section 19.1.

Excess Parking Spaces: As such term is defined in Section 14.1.

Full Loan Opening:  As such term is defined in the Senior Loan Agreement.

General Contract:  As such term is defined in Section 9.1(a).

General Contract Price:  As such term is defined in Section 9.1(a).

General Contractor:  Austin Building Company.

Governmental Approvals:  Collectively, all consents, licenses, and permits and all other authorizations or approvals required from any Governmental Authority for the Construction in accordance with the Approved Plans and Specifications or the sale of the Residential Units.

Governmental Authority:  Any federal, state, county or municipal government, or political subdivision thereof, any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court, administrative tribunal, or public utility.

Guarantor:  Stratus Properties, Inc., a Delaware corporation.

Guarantor Financial Covenants: The covenants of Guarantor set forth in Section 26 of the Guaranty.

Guaranty:  That certain Guaranty Agreement, of even date herewith, executed by Guarantor in favor of Lender, by which Guarantor guarantees the payment and performance of all obligations of Borrower with regard to the Loan, including, without limitation, (i) payment of all amounts due with regard to the Loan and (ii) the lien-free and timely completion of the Project in accordance with all provisions of this Agreement and Borrower’s obligation to keep the Senior Loan In Balance pursuant to the Senior Loan Agreement and to pay for all cost overruns.

Hard Costs:  Any and all costs related to or incurred in connection with the construction of the Project, including, without limitation, the cost of all labor, materials and equipment, but excluding any fees for architectural and engineering services, marketing fees, financing costs, developers’ fees and other similar soft fees and costs.  The Hard Costs include the items delineated as such on the Budget.

Hazardous Material:  Means and includes gasoline, petroleum, asbestos containing materials, explosives, radioactive materials or any hazardous or toxic material, substance or waste which is defined by those or similar terms or is regulated as such under any Law of any Governmental Authority having jurisdiction over the Project or any portion thereof or its use, including: (i) any “hazardous substance” defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. § 9601(14) as may be amended from time to time, or any so-called “superfund” or “superlien” Law, including the judicial interpretation thereof; (ii) any “pollutant or contaminant” as defined in 42 U.S.C.A. § 9601(33); (iii) any material now defined as “hazardous waste” pursuant to 40 C.F.R. Part 260; (iv) any petroleum, including crude oil or any fraction thereof; (v) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (vi) any “hazardous chemical” as defined pursuant to 29 C.F.R. Part 1910; (vii) any mold or fungus that may cause an allergic, toxic or inflammatory response in humans arising from exposure to such mold or fungus in indoor air; and (viii) any other toxic substance or contaminant that is subject to any other Law or other past or present requirement of any Governmental Authority.  Any reference above to a Law, includes the same as it may be amended from time to time, including the judicial interpretation thereof.

Hotel:  As such term is defined in Recital A.

Hotel Documents: The Condominium Marketing License Agreement, the Hotel Operating Agreement, and/or the Technical Services Agreement, individually or collectively, as the context may infer.

Hotel Operator:  W Hotel Management, Inc., a Delaware corporation, an Affiliate of Starwood Hotel & Resorts Worldwide, Inc.,

Hotel Operating Agreement:  That certain W Austin Hotel Operating Agreement by and between Stratus Block 21 Investments, L.P., and Starwood Hotel & Resorts Worldwide, Inc., dated as of October 26, 2006, as amended by First Amendment to Operating Agreement dated January 30, 2008, and Second Amendment to W Austin Hotel Operating Agreement, dated

May 6, 2008, as such agreement was assigned by Stratus Block 21 Investments, L.P. to Borrower by virtue of that certain Assignment and Assumption Agreement dated as of July 30, 2007; and as such agreement was assigned by Starwood Hotel & Resorts Worldwide, Inc. to Hotel Operator by virtue of that certain Assignment and Assumption Agreement dated as of July 30, 2007.

HUD:  United States Department of Housing and Urban Development.

ILSA:  The Interstate Land Sales Full Disclosure Act, 42 USC 1701 et. seq., as amended.

Improvements:  All of the improvements referred to in Recital A hereto and more particularly described in the Approved Plans and Specifications and any offsite improvements reasonably required to be constructed by Borrower for the use or operation of the improvements described in Recital A.

Including or including:  Means “including, but not limited to” of determination in question.

Indemnified Party:  As such term is defined in Section 15.1(t).

Initial Equity Investment:  As such term is defined in Section 8.1(a) .

Insurance Policy:  As such term is defined in Section 8.1(e).

Intercreditor Agreement:  As such term is defined in Recital C.

Interest Rate:  The interest rate in effect from time to time under the Note.

Internal Revenue Code:  The Internal Revenue Code of 1986, as amended from time to time.

Land:  As such term is defined in Recital A.

Laws:  Collectively, all federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations, including judicial opinions or precedential authority in the applicable jurisdiction.

Lease and Leases:  The collective reference to all leases, subleases and occupancy agreements affecting the Project or any part thereof now existing or hereafter executed and all amendments, modifications or supplements thereto approved in writing by Lender.  Lease refers to any of such leases, subleases or occupancy agreements.

Lender:  As such term is defined in the opening paragraph of this Agreement and including any successor owner or holder of the Loan or any part of the Loan (other than a participation interest in the Loan) from time to time.

List Price:  As such term is defined in Section 14.1.

Loan:  The loan, in the principal amount of $30,000,000.00 to be provided by Lender to Borrower pursuant to this Agreement and which is evidenced by the Note.

Loan Documents:  The collective reference to this Agreement, the documents and instruments listed in Section 4.2, and all the other documents and instruments entered into from time to time, evidencing or securing the Loan or any obligation of payment thereof or performance of Borrower’s or Guarantor’s obligations in connection with the transaction contemplated hereunder, each as amended and/or amended and restated.

Loan Term:  The period of time commencing on the date of this Agreement through and including the date the Loan is repaid in full.

Master Association:  As such term is defined in Section 14.8(d).

Master Condominium:  As such term is defined in Section 14.8(c).

Master Condominium Declaration:  That certain Declaration of Condominium Regime for Block 21 Master Condominiums to be recorded against the Project upon completion thereof, which will subdivide the Project into eleven (11) “Master Units.”

Material Adverse Change or material adverse change:  While the Senior Loan is outstanding, a Material Adverse Change means a Material Adverse Change as determined by Senior Lender under the Senior Loan Agreement.  After the Senior Loan is paid in full, then Material Adverse Change means if, in Lender’s sole and reasonable discretion, the operations or financial condition of a person, entity, or property has changed in a manner likely to impair materially the value of Lender’s security for the Loan, prevent timely repayment of the Loan, or otherwise prevent the applicable person or entity from timely performing any of its material obligations under the Loan Documents.

Material Contracts:  The City Documents, the Hotel Documents, the General Contract, each Sale Agreement,

Maturity Date:  As such term is defined in Section 4.3.

Net Operating Income:  For the applicable month, the gross income from the Project less, to the extent actually paid during the applicable period, a prorated management fee (not to exceed 4% of annual gross revenues), customary monthly operating expenses (not including accrued, unpaid interest on the Loan), and reasonable prorated tax and insurance reserves; provided, however, for the Hotel, Net Operating Income shall be deemed the amount distributable by Hotel Operator to Borrower pursuant to the Hotel Operating Agreement.

Net Profits Agreement:  Means that certain Profits Interest Agreement dated on of the date hereof executed by Borrower for the benefit of Lender.

Net Sales Proceeds:  The greater of (i) gross sales price paid by any Residential Unit Purchaser for its respective Residential Unit (exclusive of Residential Unit customization items paid for from Upgrade Deposits, but inclusive of all Upgrade Profits and inclusive of all fees and other amounts paid by Residential Unit Purchasers in excess of the purchase price) minus brokerage commissions (limited to 3% of such gross sales price if no Residential Unit Purchaser’s broker is to be paid by Borrower and 6% of such gross sales price if both the Residential Unit Purchaser’s broker and Borrower’s broker are to be paid by Borrower), Starwood Hotels & Resorts Worldwide, Inc. licensing fees in the amount of 4.5% of the gross sales price for each Residential Unit sold, title costs, legal fees and other customary closing costs associated with the sale of such Residential Unit that are paid or incurred by Borrower, provided that in calculating Net Sales Proceeds closing costs shall be excluded from this clause to the extent funded from the Loan (rather than being paid from gross sales proceeds) or (ii) 89% of such gross sales price if both the Residential Unit Purchaser’s broker and Borrower’s broker are to be paid by Borrower and 92% of such gross sales price if the Residential Unit Purchaser’s broker is not to be paid by Borrower.

Non-Disturbance Agreement:  That certain Subordination and Non-Disturbance Agreement by and among Hotel Operator, Lender and Borrower, dated as of March 31, 2010,

Note:  That certain Promissory Note, of even date herewith, in the amount of Thirty Million Dollars ($30,000,000), executed by Borrower and payable to the order of Lender, evidencing the Loan.

OFAC:  As such term is defined in Section 3.1(v).

Office Space:  As such term is defined in Recital A.

Parking Garage:  As such term is defined in Recital A.

Parking Space:  As such term is defined in Recital A.

Permitted Exceptions:  Those matters listed on Exhibit C attached hereto, to which title to the Project may be subject at the Closing, and thereafter such other title exceptions as are acceptable to Lender in its sole discretion and approved by Lender in writing.

Person:  Any natural person, partnership, limited liability company, corporation, trust, Governmental Authority or other entity.

Plans and Specifications:  As such term is defined in Section 9.1(f).

Pre-sale Requirement:  As such term is defined in Section 8.1(v).

Price List Schedule:  As such term is defined in Section 14.1.

Proceeding:  As such term is defined in Section 21.12.

Proceeds:  As such term is defined in Section 16.1(a).

Project:  The collective reference to (i) the Land, together with all buildings, structures and improvements located or to be located thereon, including the Improvements, (ii) all rights, privileges, easements and hereditaments relating or appertaining thereto, including, without limitation, all of Borrower’s right, title and interest under the Condominium Documents, including, without limitation, all telecommunication easements, development rights and Declarant/special Declarant rights, and (iii) all personal property, fixtures and equipment required or beneficial for the operation thereof.

Project Costs:  Hard Costs, Soft Costs and other costs associated with the construction of the Project as set forth in the Budget.

Qualifying Sales Agreement:  (i) an agreement for the sale of a Residential Unit meeting all of the conditions required by this Agreement, and (ii) those certain Sales Agreements described on Exhibit M attached hereto that have been delivered to Lender prior to the date of this Agreement.

Release Price:  As such term is defined in Section 14.9 for the  Residential Unit being released.

Remaining Units:  Residential Units which have not been conveyed to Residential Unit Purchasers as of the time of determination of the Remaining Units (and, therefore, remain as collateral for the Loan).

Rentable Square Feet:  The number of indoor net rentable square feet in any particular portion of the Commercial Space or other space, as measured from the interior of the glass in the exterior walls, the middle of demising walls between rentable spaces and to the public side of any common area walls, but excluding balconies, terraces, hallways, common areas, lobbies, loft space or “loft walls” and the structural walls and areas of exit stairs, elevator shafts, and common mechanical shafts.  (One such rentable square foot is referred to in the singular as a “Rentable Square Foot”.)

Required Permits:  Each building permit, environmental permit, utility permit, land use permit and any other permits, approvals or licenses issued by any Governmental Authority that are required in connection with the Construction, marketing, sale or operation of the Project.

Residential Association:  As such term is defined in Section 14.8(d).

Residential Condominium:  As such term is defined in Section 14.8(c).

Residential Condominium Declaration:  That certain sub-condominium declaration, entitled the “Subordinate Declaration of Condominium Regime for Block 21 Hotel Residential Condominiums,” to be recorded against the Residential Units and Hotel.

Residential Unit:  As such term is defined in Recital A.  For the sake of clarity, the Hotel is not included in the defined term “Residential Units.”

Residential Unit Purchaser:  The contract purchaser(s) under each Sales Agreement.

Restaurant Space:  As such term is defined in Recital A.

Retail Space:  As such term is defined in Recital A.

Saleable Square Feet:  The number of indoor net saleable square feet in a Residential Unit or other space, as measured from the exterior of the exterior walls, the middle of demising walls between Residential Units and to the public side of any common area walls, but excluding balconies, terraces, common hallways, common mechanical shafts, lobbies, loft space or “loft walls” and the structural walls and areas of exit stairs, elevator shafts, and other common areas.  (One such saleable square foot is referred to in the singular as a “Saleable Square Foot”.)

Sales Agreement:  As such term is defined in Section 14.2.

Sales Notice:  As such term is defined in Section 14.9.

Sales Report:  As such term is defined in Section 14.6.

Senior Deed of Trust:  As such term as defined in Recital B.

Senior Loan Documents:  As such term as defined in Recital B.

Senior Loan Agreement:  As such term as defined in Recital B.

Senior Note:  As such term as defined in Recital B.

Soft Costs:  All costs incurred or to be incurred in connection with the Project, other than the Hard Costs, including, without limitation, interest on the Loan, fees incurred in connection with the Loan, commissions, appraisal fees, architectural and engineering fees, title and recording charges, legal fees, real estate taxes and other impositions and sales and marketing costs.  Soft Costs shall only include the items delineated as such on the Budget.

Soil Report:  A soil test report prepared by a licensed engineer satisfactory to Lender indicating to the satisfaction of Lender that the soil and subsurface conditions underlying the Project will support the Improvements.  The geotechnical report covering the Land prepared by Henley Johnston & Associates, Inc., dated February, 2007, submitted to and approved by Senior Lender is deemed acceptable to Lender.

State:  The State of Texas.

Subcontracts:  Subcontracts for labor or materials to be furnished to the Project.

Substantial Completion:  The satisfaction of all of the following conditions: (a) the date when the Construction shall have been completed (except for Punch List Items and minor items which can be fully completed without material interference with the use and operation of the Project) in accordance with the Approved Plans and Specifications; and (b) all material permits and approvals required for the normal use and occupancy of the Project (including a temporary certificate of occupancy) shall have been issued by the appropriate Governmental Authority and shall be in full force and effect to such extent under items (a) and (b) so that Borrower has the absolute right and ability under applicable Laws to convey and deliver Residential Units to the respective Residential Unit Purchasers and open and operate the Hotel.

Technical Services Agreement: That certain Technical Services Agreement dated as of October 26, 2006 by and between Stratus Block 21 Investments, L.P. (predecessor in interest to Borrower), and Starwood Hotels & Resorts Worldwide, Inc.

Tenant:  The tenant under a Lease.

Title Insurer:  Commonwealth Title Insurance Company, or such other title insurance company licensed in the State as may be approved in writing by Lender.

Title Policy:  That certain Lender’s Title Insurance Policy, issued by the Title Insurer to Lender with regard to the Deed of Trust, insuring the lien of the Deed of Trust as a valid lien upon the Project and all appurtenant easements, and subject to no other exceptions other than the Senior Deed of Trust and the Permitted Exceptions.

Transfer:  Any sale, transfer, lease (other than a Lease approved by Lender), conveyance, alienation, pledge, assignment, mortgage, encumbrance, hypothecation or other disposition of (a) all or any portion of the Project or any portion of any other security for the Loan, (b) all or any portion of Borrower’s right, title and interest (legal or equitable) in and to the Project or any portion of any other security for the Loan, or (c) any interest in Borrower or any interest in any entity, which directly or indirectly holds an interest in, or directly or indirectly controls, Borrower.

TUCA:  As such term is defined in Section 14.8(c).

Unavoidable Delay:  Any delay in the construction of the Project, caused by natural disaster, fire, earthquake, hurricanes, tropical storms, floods, war, acts of terrorism, explosion, extraordinary adverse weather conditions, inability to procure or a general shortage of labor, equipment, facilities, energy, materials or supplies in the open market, failure of transportation, strikes or lockouts, or like causes, so long as such cause is not within the reasonable control of Borrower, but in no event to exceed ninety (90) days in the aggregate.  In no event shall lack of funds be deemed an Unavoidable Delay.

Upgrade Deposit:  As such term is defined in Section 14.3(c).

Upgrade:  As such term is defined in Section 14.3(c).

Upgrade Profit:  The amount by which Borrower’s costs of providing any Upgrade is less than the cost charged to the Residential Unit Purchaser for such Upgrade.

Venue:  As such term is defined in Recital A.

Venue Documents:  The documents hereafter entered into by Borrower as herein provided for the operation of the Venue.  It is currently contemplated that the Venue Documents will include a Management Agreement with Live Nation Worldwide, Inc. and a Block 21 Master Agreement with Capital of Texas Telecommunications Council.

Waste Management Plan:  As such term is defined in Section 9.2(b).

2.2	Other Definitional Provisions.

All terms defined in this Agreement shall have the same meanings when used in the Note, Deed of Trust, any other Loan Document, or any certificate or other document made or delivered pursuant hereto.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement.

ARTICLE 3

BORROWER’S REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties.

To induce Lender to execute this Agreement and perform its obligations hereunder, Borrower hereby represents and warrants to Lender as follows:

(a) Borrower has good and indefeasible fee simple title to the Project, subject only to the Senior Deed of Trust and the Permitted Exceptions.

(b) Except as described on Exhibit D hereto, no litigation or proceeding is pending, or to the best of Borrower’s actual knowledge threatened in writing, against Borrower or  Guarantor, that could, if adversely determined, be reasonably expected to cause a Material Adverse Change with respect to Borrower, Guarantor or the Project.  There are no pending Environmental Proceedings and Borrower has no actual knowledge of any threatened Environmental Proceedings or any facts or circumstances that are reasonably likely give rise to any future Environmental Proceedings.

(c) Borrower is a duly organized and validly existing limited liability company and has full power and authority to execute, deliver and perform all Loan Documents to which Borrower is a party, and such execution, delivery and performance have been duly authorized by all requisite action on the part of Borrower; Borrower has been a single purpose entity in compliance with Section 15.2 hereof since its formation.

(d) No consent, approval or authorization of or declaration, registration or filing with any Governmental Authority or nongovernmental person or entity, including any creditor, partner, member or shareholder of Borrower,  Guarantor, is required in connection with the execution, delivery and performance of this Agreement or any of the Loan Documents other than the recordation of the Deed of Trust and the Declaration of Condominium for the Project and the filing of UCC-1 Financing Statements, except for such consents, approvals or authorizations of or declarations or filings with any Governmental Authority or non-governmental person or entity where the failure to so obtain would not have a material adverse effect on Borrower,  Guarantor or which have been obtained as of any date on which this representation is made or remade.

(e) The execution, delivery and performance of this Agreement, the execution and payment of the Note and the granting of the Deed of Trust and other security interests under the other Loan Documents have not constituted and will not constitute, upon the giving of notice or lapse of time or both, a breach or default under any other agreement to which Borrower or  Guarantor is a party or may be bound or affected, or a violation of any law or court order that may affect the Project, any part thereof, any interest therein, or the use thereof.

(f) Each of the Material Contracts, other than the Hotel Documents, is in full force and effect.  There is no Default or Event of Default under the Senior Agreement, any of the Senior Loan Documents, this Agreement, the other Loan Documents, or, to the knowledge of Borrower, any of the Material Contracts (other than the Hotel Documents), nor, to Borrower’s knowledge, is there any condition that, after notice or the passage of time or both, would constitute a Default or an Event of Default under any of said documents.  No counterparty to any Material Contract has sent to Borrower any notice alleging a default on the part of Borrower under any Material Contract or any other material notice of an adverse matter relating to any such Material Contract, except for the notices, if any, which have been provided by Borrower to Lender.  Borrower is not aware of any material default or failure to perform which exists under any Material Contract on the part of any party to such Material Contract.  Certain Residential Unit Purchasers have not yet fully funded the required Earnest Money Deposit as reflected on Exhibit M-1.

(g) (i) No condemnation of any portion of the Project, (ii) no condemnation or relocation of any roadways abutting the Project, and (iii) no proceeding to deny access to the Project from any point or planned point of access to the Project, has commenced or, to Borrower’s actual knowledge, is contemplated by any Governmental Authority.

(h) The amounts set forth in the Budget present a full and complete itemization by category of all costs, expenses and fees that Borrower reasonably expects to pay or reasonably anticipates becoming obligated to pay with respect to the Loan and to complete the Construction (including all off-site improvements to be paid for by Borrower), operate the Project and market and sell the Residential Units.  Borrower is unaware of any other such costs, expenses or fees that are material and are not covered by the Budget.  Borrower further warrants that neither Borrower,  Guarantor, nor any of their respective Affiliates are receiving any other payments, distributions, or other consideration directly or indirectly from Borrower, the Project, its seller, contractors or any other party associated with the Project other than the Permitted Affiliate Expenses.

(i) Neither the construction of the Improvements nor the use of the Project when completed in accordance with the Approved Plans and Specifications and the contemplated accessory uses will violate (i) any Laws (including subdivision, zoning, building, environmental protection and wetland protection Laws), or (ii) any building permits, restrictions of record, or agreements affecting the Project or any part thereof.  Neither the zoning authorizations, approvals or variances nor any other right to construct or to use the Project is to any extent dependent upon or related to any real estate other than the Land.  All Governmental Approvals required for the Construction in accordance with the Approved Plans and Specifications have been obtained (except for those Governmental Approvals that cannot or need not be obtained until a later stage of the Construction or completion of Construction, in which case such Governmental Approvals will be obtained by Borrower on a timely basis and copies will be delivered to Lender on the earliest possible date) and all Laws relating to the Construction and operation of the Improvements have been complied with in all material respects and to Borrower’s knowledge, after due inquiry, all permits and licenses, required for the operation of the Project that cannot be obtained until the Construction is completed can be obtained if the Improvements are completed in accordance with the Approved Plans and Specifications.

(j) The Project will have adequate water, gas, if applicable, and electrical supply, storm and sanitary sewerage facilities, other required public utilities, fire and police protection, and means of access between the Project and public highways, and none of the foregoing will be foreseeably delayed or impeded by virtue of any requirements under any applicable Laws.

(k) No brokerage fees or commissions are payable by or to any person in connection with this Agreement or the Loan to be disbursed hereunder, other than to Holliday Fenoglio Fowler, Greg Barnes and Quincy Adams.  Using Loan proceeds, at Closing, Borrower will pay THREE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($350,000.00) to Holliday Fenoglio Fowler, which firm will promptly pay $75,000.00 to Greg Barnes and $75,000.00 to Quincy Adams out of such $350,000.00 received at Closing.

(l) All financial statements and other information previously furnished by Borrower or Guarantor to Lender in connection with the Loan are true, complete and correct in all material respects and fairly present the financial conditions of the subjects thereof as of the respective dates thereof and do not fail to state any material fact necessary to make such statements or information not misleading, and no Material Adverse Change with respect to Borrower,  Guarantor has occurred since the respective dates of such statements and information.  Neither Borrower nor Guarantor has any material liability, contingent or otherwise, not disclosed in such financial statements and all charges payable with respect to the Project are current and not in default.  Except as previously disclosed in writing to Lender, neither Borrower nor Guarantor, nor any officer or director of Borrower, nor any equity owner of Borrower,  Guarantor, or any of Borrower’s or Guarantor’s respective Affiliates (excluding investors in beneficial owners of CJUF and any shareholders of Guarantor other than those that are considered “insiders” under SEC regulations): (i) has ever been the subject of any criminal proceedings (other than minor traffic violations); (ii) has ever been the owner, whether directly or indirectly, of a parcel of real property when it was the subject of foreclosure proceedings (whether judicial or non-judicial); (iii) has ever been a party, whether directly or indirectly, to a deed in lieu of foreclosure; or (iv) is currently a party to any material pending litigation or administrative proceedings, or subject to any judicial or non-judicial orders or consent agreements.

(m) Except as disclosed in any Environmental Report delivered by Borrower to Lender prior to the date hereof, (i) to Borrower’s actual knowledge, the Project is in a safe condition, and, except for small quantities of Hazardous Materials lawfully used in the ordinary course of construction, maintenance and operation of the Project, is free of all Hazardous Material and is in compliance with all applicable Laws; (ii) except for small quantities of Hazardous Materials lawfully used in the ordinary course of construction, maintenance and operation of the Project, neither Borrower nor, to the actual knowledge of Borrower, any other person or entity, has ever caused or permitted any Hazardous Material to be placed, held, located or disposed of on, under, at or in a manner to affect the Project, or any part thereof, and the Project has never been used (whether by Borrower or, to the actual knowledge of Borrower, by any other person or entity) for any activities involving, directly or indirectly, the use, generation, treatment, storage, transportation, or disposal of any Hazardous Material; (iii) neither the Project nor Borrower is subject to any existing, pending, or, to Borrower’s actual knowledge, threatened investigation or inquiry by any Governmental Authority, and the Project is not subject to any remedial obligations under any applicable Laws pertaining to health or the environment; and (iv) to the actual knowledge of Borrower, there are no underground tanks, vessels, or similar facilities for the storage, containment or accumulation of Hazardous Materials of any sort on, under or affecting the Project.

(n) For all purposes the Project may be mortgaged, conveyed and otherwise dealt with as an independent parcel and is a separate real estate tax parcel.

(o) Borrower and its agents have not entered into any Leases, subleases or other arrangements for occupancy of space within the Project (other than Sales Agreements that permit occupancy by the Residential Unit Purchasers following closing thereunder and the Hotel Operating Agreement).

When the Construction is completed substantially in accordance with the Approved Plans and Specifications, no building or other improvement will encroach upon any property line, building line, setback line, side yard line or any recorded or visible easement (or other easement of which Borrower is aware or has reason to believe may exist) in violation thereof.  Borrower is not a party in interest to any plan defined or regulated under ERISA, and the assets of Borrower are not “plan assets” of any employee benefit plan covered by ERISA or Section 4975 of the Internal Revenue Code.

(p) Borrower is not a “foreign person” within the meaning of Section 1445 or 7701 of the Internal Revenue Code.

(q) Borrower uses no trade name other than (i) its actual name set forth herein, (ii) “W Hotel and Residences” and (iii) “W Austin Hotel”.  The principal place of business of Borrower is as stated in Article 22.

(r) Borrower’s place of organization is Delaware.

(s) Except as set forth in Exhibit M, there are no Sales Agreements to purchase Residential Units.  The Sales Agreements listed on Exhibit M are in full force and effect and such Sales Agreements are not subject to any rights of rescission.  Borrower hereby represents that Exhibit M is a true, accurate and complete schedule of all Sales Agreements and sets forth:

(i) the name of Residential Unit Purchaser, (ii) the Residential Unit being purchased, (iii) any Upgrades, (iv) any Upgrade Deposit, (v) the purchase price, and (vi) the Earnest Money Deposit. All Sales Agreements are (or when entered into, and after expiration of statutory rescission periods, will be) Qualifying Sales Agreements.  Except for the Sales Agreements referenced on Exhibit M-1 where delinquent Earnest Money Deposit installments are noted, no event of default, or any event that, with the passage of time or the giving of notice, or both, would constitute an event of default, has occurred pursuant to the terms of any of the Sales Agreements on the part of Borrower or, to Borrower’s actual knowledge, the other parties thereto.  No Residential Unit Purchaser under the Sales Agreements listed on Exhibit M has terminated its respective Sales Agreement and there are no side agreements with any Residential Unit Purchasers modifying any of the terms of the Sales Agreements or otherwise.

(t) All Sales Agreements are exempt from or will comply with the requirements of ILSA, and Laws of the State (and any applicable local Laws), so that (i) the sale of the Residential Units is lawful and will not be subject to interruption due to a violation of Laws, (ii) no Sales Agreement is terminable under any of such Laws (other than the termination rights contained in such Sales Agreement), and (iii) neither Borrower nor the Project will be subject to any civil or criminal penalties by reason of failure to comply with such Laws.  The marketing and sale of Residential Units by Borrower (and any marketing or sales of Residential Units) is, and at all times has been, in compliance with all Laws pertaining to the sale of condominiums (and/or residential real estate generally).  All consents and approvals needed for the sale of Residential Units under applicable federal, state and local Laws have been received and remain in full force and effect.

(u) The Hotel Documents are in full force and effect.  No event of default, or any event that, with the passage of time or the giving of notice, or both, would constitute an event of default, has occurred pursuant to the terms of the Hotel Documents, either on the part of Borrower or, to Borrower’s actual knowledge, the other parties thereto.  Hotel Operator, or any other party to any Hotel Document, has not sent to Borrower any notices of default under any Hotel Document, nor has Hotel Operator, or any other party to any Hotel Document, sent to Borrower any other written notices of a material nature.  The Hotel Documents have not been amended (except as set forth in the definition of Hotel Documents).  There are no other agreements, written or oral, with Hotel Operator, Starwood Hotels & Resorts Worldwide, Inc., or any Affiliates of the foregoing, that supplement or modify any of the terms of any of the Hotel Documents or otherwise.

(v) Neither Borrower, Guarantor nor any other person owning an interest in Borrower is (or will be) a person with whom Lender is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (including, those persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not knowingly engage in any dealings or transactions or otherwise be associated with such persons.  In addition, Borrower hereby agrees to provide Lender with any additional information that Lender deems reasonably necessary from time to time in order to ensure compliance with all applicable Laws concerning money laundering and similar activities.

(w) Borrower shall have complied, in all respects, with the provisions of the USA PATRIOT Act of 2001, as applicable to Borrower and the Project.

(x) The Project complies and, when constructed, shall comply with all requirements of (i) the City Documents, (ii) that certain Restrictive Covenant by Zoning Case No. C14-06-0190, dated December 5, 2006 by The City of Austin recorded as Instrument No. 200634734, and (iii) that certain Restrictive Covenant Regarding Unified Development and Maintenance of Drainage Facilities, dated January 9, 2008 by CJUF II Stratus Block 21, LLC recorded as Instrument No. 2008013723.

(y) All statements set forth in the Recitals are true and correct in all material respects.

(z) Construction of the Improvements to date is in compliance with the Approved Plans and Specifications, the Governmental Approvals and the requirements of each applicable Material Contract. To date, Borrower has contributed $146,047,370 of its Initial Equity Investment to pay Budget Line Item Costs as shown on Exhibit G.

(aa) To Borrower’s actual knowledge, all factual information with respect to the Borrower, the Guarantor, the Project, the Senior Loan and/or the Loan, set forth in the Senior Loan Documents or in the reports, other papers and data set forth in the items listed on Exhibit T (the “Due Diligence Materials”) and, to Borrower’s actual knowledge, all factual statements and representations made to the Lender by or on behalf of the Borrower in the Due Diligence Materials, were, at the time the same were so furnished or made, when taken together with all such other factual information, reports and other papers and data previously so furnished in connection with this Agreement and the Loan and all such other factual statements and representations previously so made in connection with this Agreement and the Loan, complete and correct in all material respects, and, to Borrower’s actual knowledge, did not as of the date so furnished or made and as of the date hereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made.  Borrower has not intentionally withheld any material information from Lender concerning the Borrower, the Guarantor, the Project or the loan evidenced by the Senior Loan Documents.

3.2	Survival of Representations and Warranties.

Borrower agrees that all of the representations and warranties set forth in Section 3.1 and elsewhere in this Agreement are true in all material respects as of the date hereof, will be true in all material respects at Closing and, except for matters that have been disclosed by Borrower and approved by Lender in writing or otherwise permitted by this Agreement, will be true in all material respects at all times thereafter (including at Full Loan Opening) until the Loan has been repaid and Borrower’s obligations hereunder have been satisfied in full.  Each request for a disbursement under the Loan Documents shall constitute a reaffirmation of such representations and warranties, as deemed modified in accordance with the disclosures made and approved as aforesaid, as of the date of such request.  It shall be a condition precedent to the Closing Funding and each subsequent disbursement that each of said representations and warranties is true and correct in all material respects as of the date of such requested disbursement.  In addition, at Lender’s request, Borrower shall reaffirm such representations and warranties in writing prior to each disbursement hereunder.

ARTICLE 4

LOAN AND LOAN DOCUMENTS

4.1	Funding of the Loan.

(a) The Loan will be advanced to Borrower in three draws.  The first draw in the amount of $10,000,000 will be funded at Closing (the “Closing Funding”); the second draw in the amount of $11,000,000 will be funded on April 16, 2010; and the third draw in the amount of $9,000,000 will be funded on May 17, 2010.  Lender’s obligation to fund such second draw and third draw is referred to in this Agreement as the “Unfunded Commitments.”  Lender will disburse the Unfunded Commitment into Borrower’s account with Senior Lender and Borrower shall be entitled to withdraw amounts (in one or more draws) from that account to pay Project Costs upon satisfaction of the conditions in the Senior Loan Agreement for a disbursement of proceeds to pay such Project Costs, including Senior Lender’s review and approval of the applicable draw request.

4.2	Loan Documents.

Borrower agrees that it will, on or before the date hereof, execute and deliver or cause to be executed and delivered to Lender the following documents in form and substance acceptable to Lender:

(a) The Note.

(b) The Deed of Trust.

(c) The Guaranty.

(d) The Environmental Indemnity.

(e) The Collateral Assignment of Hotel Documents.

(f) A collateral assignment, to the extent assignable, of construction documents, including, without limitation, the General Contract, all architecture, Design Professional and engineering contracts, Plans and Specifications, permits, licenses, approvals and development rights, together with consents to the assignment and continuation agreements from the General Contractor, the architect, real estate broker and other parties reasonably specified by Lender.

(g) A collateral assignment, to the extent assignable, of all Sales Agreements, Earnest Money Deposits, Upgrade Deposits and all other documents relating to the establishment of a condominium regime at the Project.

(h) Such UCC financing statements as Lender determines are advisable or necessary to perfect or notify third parties of the security interests intended to be created by the Loan Documents.

(i) A collateral assignment, to the extent assignable, of any management contract entered into with respect to the Project.

(j) The Intercreditor Agreement.

(k) A Pledge and Security Agreement.

(l) Net Profits Agreement.

(m) Such other documents, instruments or certificates as Lender and its counsel may reasonably require, including such documents as Lender in its reasonable discretion deems necessary or appropriate to effectuate the terms and conditions of this Agreement and the Loan Documents, and to comply with the laws of the State.

4.3	Term of the Loan, Extensions.

(a) All principal, interest and other sums due under the Loan Documents shall be due and payable in full on the second (2nd) anniversary of the date hereof (the “Maturity Date”).  The Loan may become due and payable prior to the Maturity Date as a result of an acceleration thereof as provided in the Loan Documents.

(b) If, not more than fifteen (15) days prior to the Maturity Date (or the extended Maturity Date as provided below), Borrower has not provided Lender with assurances satisfactory to Lender that Borrower has or will have sufficient funds to pay the Loan in full on the Maturity Date (or the extended Maturity Date) in accordance with the terms of the Loan Documents and in compliance with the Intercreditor Agreement, Lender shall have the option, but not the obligation,  of extending the Maturity Date of the Loan for two (2) additional one-year periods by giving Borrower written notice of Lender’s exercise of its right to extend the Maturity Date.  The terms of the Note during each extended term will remain the same as before the extension, except that Borrower will, on or before the original Maturity Date or the extended Maturity Date, as applicable, pay to Lender an extension fee in the amount of $50,000, which shall be funded from sources other than revenues or Proceeds from the Project.  Borrower and Lender will execute such documentation as Lender requires to evidence the extension of the term in each case.

4.4	Prepayments.

Subject to the terms of the Intercreditor Agreement, the Loan may not be prepaid, in whole or in part, at any time prior to the first (1st) anniversary of the date of the Closing except for (a) any insurance proceeds or condemnation awards that are applied to the payment of the Loan pursuant to the Loan Documents, or (b) in accordance with Section 14.10.  Borrower may prepay the Loan, in whole or in part, without premium or fee, subsequent to the first (1st) anniversary of the date of the Closing.  Except for prepayments to Lender described in subpart (a) above, Borrower must provide to Lender at least five (5) business days prior written notice of each prepayment.

4.5	Required Principal Payments.

The unpaid Principal Balance of and all accrued and unpaid interest on the Loan shall be due and payable on the Maturity Date, subject to the terms of the Intercreditor Agreement.  In addition, as Residential Units are sold on or after the first anniversary date of the Note, the Net Sales Proceeds, or portion thereof, from a Residential Unit Sale that are released by Senior Lender to Borrower in accordance with the terms of the Senior Loan Agreement, must be paid to Lender as a required principal payment on the Note.

4.6	Receipt of Payments.

All payments received by Lender prior to or at 2:00 p.m. (Dallas time) on a Business Day shall be credited to Borrower on the day of receipt; all payments received after 2:00 p.m. (Dallas time) on a Business Day shall be deemed received on the next succeeding Business Day.

4.7	Protective Advances.

Notwithstanding any provision herein or in the Note to the contrary, Lender has the right under the Intercreditor Agreement to cure Borrower’s defaults thereunder, and with respect thereto, in the event Lender advances any or expends any funds to cure any default by Borrower under the Senior Loan Documents, such advances or expenditures will be deemed additional advances under the Note, shall bear interest as provided in the Note, shall be secured by the Deed of Trust and the other Loan Documents, and shall be payable on demand.

4.8	Lender's Inability to Fund.

Notwithstanding any provisions of Section 4.4, if Lender is prevented from funding the Unfunded Commitment by reason of bankruptcy or insolvency proceedings or an order from regulatory authorities in connection with Lender's insolvency or failure to meet regulatory requirements, then Lender shall notify Borrower of that circumstance and, so long as no Event of Default exists, Borrower may prepay the Loan in full without the payment of any prepayment premium or fee.  This Section 4.8 is in addition to the legal rights and remedies of Borrower under this Agreement or at law or equity.

ARTICLE 5

INTEREST

5.1	Interest Rate.

The Loan shall bear interest as set forth in the Note.  Interest shall be paid on the Loan when and as set forth in the Note.

ARTICLE 6

COSTS OF MAINTAINING LOAN

6.1	Borrower Withholding.

If by reason of a change in any applicable Laws occurring after the date hereof, Borrower is required by Law to make any deduction or withholding in respect of any taxes (other than taxes imposed on or measured by the net income of Lender or any franchise tax imposed on Lender), duties or other charges from any payment due under the Note to the maximum extent permitted by law, the sum due from Borrower in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, Lender receives and retains a net sum equal to the sum that it would have received had no such deduction or withholding been required to be made.

ARTICLE 7

LOAN EXPENSE AND ADVANCES

7.1	Loan and Administration Expenses.

Borrower unconditionally agrees to pay all reasonable expenses of the Loan, including all amounts payable pursuant to Section 7.2 and any and all other fees owing to Lender pursuant to the Loan Documents, and also including, without limiting the generality of the foregoing, all recording, filing and registration fees and charges, mortgage, intangible or documentary taxes, escrow charges, title charges, all insurance premiums, title insurance premiums and other charges of the Title Insurer, printing and photocopying expenses, survey fees and charges, cost of certified copies of instruments, cost of premiums on the Title Policy, charges of the Title Insurer or other escrowee for administering disbursements, all appraisal fees, insurance consultant’s fees, investigator’s fees, environmental consultant’s fees, reasonable travel related expenses and all reasonable costs and expenses incurred by Lender in connection with the determination of whether or not Borrower has performed the obligations undertaken by Borrower hereunder or has satisfied any conditions precedent to the obligations of Lender hereunder.  Borrower shall pay the airfare and other reasonable travel expenses for each officer or analyst of Lender who inspects the Project as part of Lender’s due diligence.  The amount charged for airfare shall be the lesser of (i) the actual cost thereof incurred by Lender, or (ii) $500.00 per person per visit.  Borrower agrees to pay all brokerage, finder or similar fees or commissions payable in connection with the transactions contemplated hereby and shall indemnify, defend, and hold Lender harmless against all claims, liabilities, costs and expenses (including attorneys’

fees and expenses) incurred in relation to any such claim by broker, finder or similar person alleging to have dealt with Borrower in connection with this transaction.

7.2	Loan Fees.

Borrower shall pay to Lender on or before the date of this Agreement a loan commitment fee in the amount of $50,000, which shall be fully earned and non-refundable when paid.

7.3	[reserved]

7.4	[reserved]

7.5	Lender’s Attorneys’ Fees and Disbursements.

Borrower agrees to pay Lender’s reasonable attorneys fees and disbursements incurred in connection with this Loan both before and after the date hereof (and whether or not the Loan closes), including (i) the preparation of this Agreement, any intercreditor agreements and the other Loan Documents and the preparation of the closing binders, (ii) the disbursement and administration of the Loan and (iii) the enforcement of the terms of this Agreement and the other Loan Documents.  The reasonable legal fees and disbursements to be paid by Borrower under this Section 7.5 and the reasonable legal fees and disbursements to be paid by Borrower under all other applicable provisions of this Loan Agreement and the other Loan Documents shall include the reasonable fees and expenses of Lender’s inside counsel charged at a rate not higher than the rate charged by Lender’s outside counsel for an attorney with equivalent experience.

7.6	Time of Payment of Fees and Expenses.

Borrower shall pay all expenses and fees incurred by Lender in connection with the Loan as of the date of this Agreement at Closing.  At Closing, Lender will pay from the Closing Funding all reasonable Loan expenses and all fees payable to Lender and not previously paid.  Lender may require the payment of outstanding fees and expenses as a condition to any disbursement of proceeds of the Loan.

7.7	Expenses and Advances Secured by Loan Documents.

Any and all advances or payments made by Lender under this Article 7 from time to time, and any amounts expended by Lender pursuant to Section 20.1, shall, as and when advanced or incurred, constitute additional indebtedness evidenced by the Note and secured by the Deed of Trust and the other Loan Documents and shall bear interest at the rate then applicable under the Note.

7.8	Right of Lender to Make Advances to Cure Borrower’s Defaults.

In the event that Borrower fails to perform any of Borrower’s covenants, agreements or obligations contained in this Agreement or any of the other Loan Documents (and applicable grace or cure periods have expired, unless in Lender’s judgment an emergency or other exigent circumstance exists, in which case Lender need not wait for such period to expire), Lender may (but shall not be required to) perform any of such covenants, agreements and obligations, and any reasonable amounts expended by Lender in so doing shall constitute additional indebtedness evidenced by the Note and secured by the Deed of Trust and the other Loan Documents and shall bear interest at the Interest Rate.  Lender may expend any such amounts even if such advance would result in the balance owing to Lender exceeding the stated amount of the Note.

ARTICLE 8

NON-CONSTRUCTION REQUIREMENTS PRECEDENT

8.1	Non-Construction Conditions Precedent.

Borrower agrees that Lender’s obligation to make the Loan is conditioned upon Borrower’s delivery, performance and satisfaction of the following conditions precedent in form and substance satisfactory to Lender in its reasonable discretion (except as otherwise expressly set forth herein) prior to (or at the time of) Closing,:

(a) Equity:  Borrower represents and warrants to Lender that prior to or at Closing, Borrower has or will have contributed equity in the amount of $146,047,370 (the “Initial Equity Investment”), to pay Project Costs in full compliance with the Senior Loan Agreement.  Borrower represents and warrants that the Initial Equity Investment plus the proceeds of the Loan, totaling $176,047,370 satisfies all of the capital required to be funded as a condition to Full Loan Opening as provided in the Senior Loan Agreement.  Borrower represents and warrants that in connection with the monthly draw submittal, review and approval process, Borrower has provided Senior Lender evidence of payment of the Initial Equity Investment and such documentation has been reviewed and approved by Senior Lender and, upon request by Lender, Borrower will provide copies of such documentation to Lender.  In all events, any equity contribution shall be subordinate to the rights of Lender and general unsecured creditors of Borrower.  Borrower may not be indebted to any Person for any equity contribution.  Borrower has provided Lender correct copies of the Amended and Restated Operating Agreement, as amended, of Borrower, setting forth each partner’s equity contribution to Borrower.

Borrower’s Equity Investment requirement shall be increased as a result of any changes to the Budget and as necessary to maintain the Senior Loan in balance as described in the Senior Loan Agreement.

(b) Fees and Expenses:  Borrower shall have paid all of Lender’s fees and expenses as required by Article 7 or elsewhere in this Agreement, to the extent due and payable.

(c) Title and Other Documents:  Borrower shall have furnished to Lender the Title Policy, in form as required by Lender, with the premium for such Title Policy paid in full, together with legible copies of all documents creating Permitted Exceptions and all other legal documents affecting the Project or the use thereof.  The Title Policy shall be subject only to the Senior Deed of Trust and the Permitted Exceptions.  Any exception for the rights of Residential Unit Purchasers shall only be permissible if the Title Insurer insures such rights are subordinate to the Deed of Trust.

(d) Survey:  Borrower shall have furnished to Lender an ALTA/ACSM “Class A” Land Title Survey of the Project prepared by a licensed surveyor satisfactory to Lender.

(e) Insurance Policies:  Borrower shall have furnished to Lender, prior to the date hereof, certificates evidencing that insurance coverages are in effect with respect to the Project and Borrower, in accordance with the Insurance Requirements attached hereto as Exhibit E and incorporated herein by reference as if fully set forth herein (or such other insurance coverages reasonably acceptable to Lender), for which the premiums have been prepaid, and with endorsements satisfactory to Lender.  On or before the date hereof, Borrower shall provide a copy of the insurance policy with respect to the Project and Borrower in accordance with Exhibit E (the “Insurance Policy”).

(f) No Litigation:  Prior to the Closing and in connection with each request from Borrower for an advance of Loan proceeds, Borrower shall have furnished evidence that no litigation or proceedings shall be pending or threatened that is reasonably likely to cause a Material Adverse Change with respect to Borrower, Guarantor or the Project.  A sworn certificate, in form attached hereto as Exhibit D executed by an officer or manager of Borrower will serve as the evidence of no litigation or proceeding hereunder for each advance of Loan proceeds.

(g) Utilities:  Borrower represents and warrants that prior to closing the Senior Loan, Borrower furnished to Senior Lender (by way of utility letters or otherwise) evidence establishing to the reasonable satisfaction of Senior Lender that the Project, when constructed, will have adequate water supply, storm and sanitary sewerage facilities, telephone, gas (if applicable), electricity, fire and police protection, means of ingress and egress to and from the Project and public highways and any other required public utilities and that the Project is benefited by insured easements as may be required for any of the foregoing.  Borrower further represents and warrants to Lender that the information provided to Senior Lender confirming the adequacy of utilities for the Project remains true and correct.  Upon Lender’s request, Borrower will provide the information previously furnished to the Senior Lender as referenced in this subpart (g) to the Lender.

(h) Attorney Opinions:  Borrower shall have furnished to Lender an opinion from counsel for Borrower and Guarantor, in a form satisfactory to Lender, covering due authorization, execution and delivery and enforceability of the Loan Documents and also containing such other legal opinions as Lender shall reasonably require, with customary assumptions and qualifications.

(i) Appraisal:  Borrower has provided Lender a copy of the appraisal obtained in connection with closing the Senior Loan.

(j) Searches:  Borrower shall have furnished to Lender current bankruptcy, federal tax lien and judgment searches and searches of all Uniform Commercial Code financing statements filed in each place UCC Financing Statements are to be filed hereunder for Borrower and Guarantor, demonstrating the absence of (i) any UCC Financing Statement that reflect

Borrower as debtor other than those filed in connection with the Senior Agreement and (ii) any materially adverse claims.

(k) Financial Statements; Tax Returns:  Borrower shall have furnished to Lender current annual financial statements of Borrower and Guarantor, each in form and substance and certified by such individual as is acceptable to Lender.  Borrower shall have furnished to Lender any federal and state tax returns of Borrower and Guarantor for the past two (2) years.  Borrower and Stratus Properties shall have signed and delivered to Lender an Internal Revenue Service Tax Return Verification Form (IRS Form 4506-T).  Borrower and Guarantor shall provide such other additional financial information as Lender reasonably requires, including financial statements of income and expenses for the Project and tax returns for all entities reporting the income and expenses on the Project.

(l) Price List Schedule.  Borrower shall have furnished to Lender the Price List Schedule, as approved by Senior Lender.

(m) Other Agreements:  Borrower represents and warrants that (i) Borrower has delivered to Senior Lender executed copies of any material marketing, brokerage and development agreements entered into by Borrower in connection with the Project, the Construction and/or the sale of Residential Units, each of which Senior Lender has approved; (ii) Borrower will continue to submit to Senior Lender all such materials required to be submitted pursuant to the Senior Loan; and (iii) Borrower will, upon Lender’s request, promptly submit copies of materials referenced in (i) and (ii) to Lender.

(n) Flood Hazard:  Borrower represents and warrants that Senior Lender has received evidence that the Project is not located in an area designated by the Secretary of Housing and Urban Development as a special flood hazard area and, upon Lender’s request, Borrower will promptly provide such evidence to Lender.

(o) Zoning:  Lender has received evidence satisfactory to Lender that the Project is in compliance with all zoning and land use laws.

(p) Organizational Documents:  Borrower shall have furnished to Lender proof satisfactory to Lender of authority, formation, organization and good standing in the state of its incorporation or formation and, if applicable, qualification as a foreign entity in good standing in the state of its incorporation or formation, of all corporate, partnership, trust and limited liability company entities (including Borrower and Guarantor) executing any Loan Document, whether in their own name or on behalf of another entity.  Borrower shall also provide an organizational chart as well as certified resolutions in form and content satisfactory to Lender, authorizing execution, delivery and performance of the Loan Documents, and such other documentation as Lender may require to evidence the authority of the persons executing the Loan Documents.

(q) No Default; No Material Adverse Change; No Condemnation; etc.:  There shall be no Default or continuing Event of Default by Borrower under the Senior Loan Agreement, under any of the Senior Loan Documents, hereunder or under any other Loan Document; there shall have not occurred a Material Adverse Change in the financial condition of Borrower or

Guarantor or the condition of the Project that has not been cured or satisfied; and neither the Project nor any part thereof shall have suffered any material casualty or be subject to any existing or threatened condemnation or taking by eminent domain proceeding or otherwise.

(r) Easements:  Borrower represents and warrants that Borrower furnished to Senior Lender all easements reasonably required for the construction, maintenance or operation of the Project, and such easements shall be insured by the Title Policy and, upon Lender’s request, Borrower shall promptly provide such evidence to Lender.

(s) Condominium Documents:  Borrower represents and warrants that Borrower provided Senior Lender a copy of all proposed and/or executed condominium information statements, condominium plats and/or plans, declarations (including exhibits), budgets, owners’ association certificates of formation, bylaws, resolutions, rules and regulations, agreements regarding cost sharing, filings, escrow agreements and other documents pertaining to the establishment of the condominium regimes at the Project or relating to the Project’s compliance with all applicable local, state and federal Laws relating to condominiums (collectively, the “Condominium Documents”), including, without limitation, the draft Master Condominium Declaration and Residential Condominium Declaration. The Condominium Documents previously provided to Senior Lender for review will be revised, in a manner reasonably acceptable to Senior Lender, as further described in Section 14.8.  Borrower agrees that it shall not record any Declaration of Condominium or other Condominium Document without the prior written consent of Senior Lender, as further described in Section 14.8.  Without limiting the foregoing, Borrower agrees that it shall deliver to Senior Lender the final form of Condominium Documents, including, without limitation, condominium plats and plans for both the Block 21 Master and Block 21 Hotel/Residential Condominiums, not later than thirty (30) days prior to the date that Borrower desires to record any Declaration of Condominium or other Condominium Document.  Upon request, Borrower shall promptly provide copies of all material referenced in this subpart(s) to Lender.

(t) General Contractor and Design Professional Agreements.  Borrower represents and warrants that Borrower provided Senior Lender agreements, in form as required by Senior Lender, executed by the General Contractor and each Design Professional confirming, among such other things as Senior Lender may require, (i) the amounts paid to date to such parties for the Construction and design of the Project as of the date of the Senior Loan Agreement and the amount of Retainage then held by or on behalf of Borrower, (ii) that all sub-contractors of the respective parties have been paid all amounts owed to such sub-contractors for work performed with regard to the Project to the date of such agreements and (iii) that no mechanic’s or materialmen’s liens or lien claims exist as of the date of such agreements for the benefit of the General Contractor or any of the Design Professionals or any of their respective sub-contractors for any work theretofore performed with regard to the Project.  In addition, prior to each monthly draw and payment of Project Costs, Borrower has and will continue to deliver to Senior Lender a sworn statement of the General Contractor, approved by Borrower and Lender, covering all work done and to be done, together with lien waivers covering all work and materials for which payments have been made by Borrower as of the date that is five (5) Business Days prior to the

Closing.  Upon request, Borrower shall promptly provide copies of all material referenced in this subpart (t) to Lender.

(u) Lease.  Borrower represents and warrants that:  (i) Borrower has delivered to Senior Lender the forms of Lease to be used for the leasing of Retail Space and (ii) prior to Full Loan Opening, Borrower shall have delivered to Lender the form of Lease to be used for the leasing of Restaurant Space and Office Space as required by the Senior Loan.  Upon request, Borrower shall promptly provide copies of all material referenced in this subpart (u) to Lender.

(v) Pre-sales.  Borrower represents and warrants that:  (i) Borrower delivered to Senior Lender, prior to closing the Senior Loan, Qualifying Sales Agreements (in full force and effect) for at least 70 Residential Units relating to the sale of at least 70,761 Saleable Square Feet together with Parking Spaces for such applicable Residential Units at prices greater than or equal to the List Price for each and every such Residential Unit, constituting, in the aggregate, gross sales of greater than or equal to $72,995,425.00 (collectively, the “Pre-sale Requirement”); and (ii) the mix of Residential Unit types and locations within the Project subject to those sales agreements was acceptable to Senior Lender.  Upon request, Borrower shall promptly provide copies of all material referenced in this subpart (v) to Lender.

(w) Earnest Money and Upgrade Deposits.  All existing Earnest Money Deposits and Upgrade Deposits, if any, (in the amounts set forth on Exhibit M) shall have been deposited with the Escrow Agent or with Senior Lender in accounts in accordance with Section 14.3.  The Earnest Money Deposits are being held by Escrow Agent in accordance with the terms and provisions of each Sales Agreement (such provisions are referred to herein as the “Escrow Agreement”).  Within a reasonable time after Closing, Borrower shall deliver to Lender a letter from the Escrow Agent agreeing to deliver, subject to the terms of the Intercreditor Agreement, such Earnest Money Deposits to Lender when and as Borrower has a right to receive such Earnest Money Deposits for application in accordance with Section 14.3 and Section 14.9 below and recognizing that Lender will be entitled, subject to the Intercreditor Agreement, to all right, title and interest of Borrower in and to such Earnest Money Deposits upon foreclosure of Borrower’s interest in the Sales Agreements and the Property after an Event of Default.  Prior to the Closing, Borrower will provide to Lender evidence satisfactory to Lender that all Earnest Money Deposits for all of the Sales Agreement included within the Pre-sale Requirement have been deposited with, and are currently held by, the Escrow Agent in the amounts shown on Exhibit M attached hereto.

(x) Required Condominium Approvals.  Except with respect to the requirements to be satisfied post Closing as set forth in Section 14.8 below, Borrower represents and warrants that Borrower furnished to Senior Lender evidence satisfactory to Senior Lender that Borrower has received all approvals required for the recordation of the Declaration of Condominium, the sale or marketing of the Residential Units under the requirements of ILSA, applicable laws of the State and any applicable local Laws.  Borrower has also furnished to Senior Lender as filed copies of Borrower’s HUD Property Report and any additional reports currently required by the State of Texas or City of Austin.  Upon request, Borrower will promptly provide copies of the evidence referred to in this subpart (x) to Lender.

(y) Material Contracts.  Borrower shall have provided to Lender  the executed Hotel Documents, Non-Disturbance Agreement and estoppel letters addressed to Lender with respect to the Hotel Documents, and all of the foregoing must be in form and substance reasonably satisfactory to Lender.  A condition to Lender’s obligation to make any advance of proceeds of the Loan, whether at the Closing or thereafter, is that no material default on the part of any party thereto may exist under any Material Contract and each Material Contract (other than, solely with regard to the Closing, the Venue Documents) must be in full force and effect.

(z) City Estoppel and Agreement. Borrower represents and warrants that prior to closing of the Senior Loan, Borrower (i) provided to Senior Lender an Estoppel Certificate and Agreement from the City of Austin, a Texas home rule city and municipal corporation (“City”) in form and substance satisfactory to Senior Lender addressing certain matters relative to the City Documents; and (ii) issued a written directive to the City to pay any repurchase price payable under the City Documents to Senior Lender, which direction was accepted by the City.  Prior to Full Loan Opening under the Senior Loan, Borrower shall provide to Senior Lender a Fourth Estoppel Certificate and Agreement from the City in all material respects in the form of Exhibit S or otherwise in form and substance satisfactory to Senior Lender.  Upon request, Borrower will promptly provide copies of all materials referenced in this subpart (z) to Lender.

(aa) Patriot Act:  Borrower represents and warrants that (i) prior to closing the Senior Loan, Borrower provided Senior Lender with proof that Borrower complied in all respects with the provisions of the USA PATRIOT Act of 2001, as applicable, including without limitation, furnishing to Senior Lender proof that Borrower has taken all action necessary to comply with Section 326 of such Act; and (ii) Borrower continues to comply with such federal requirements.  Upon Lender’s request, Borrower shall promptly provide Lender copies of the material referenced in this subpart (aa).

(bb) Additional Documents.  Borrower shall have furnished to Lender such other materials, documents, papers or requirements regarding the Project, Borrower, the Pledgors and/or the Guarantor as Lender shall reasonably request.

ARTICLE 9

CONSTRUCTION REQUIREMENTS PRECEDENT

9.1	Construction Documents Required as of Closing.

Borrower shall cause to be furnished to Lender the following, in form and substance satisfactory to Lender in its reasonable discretion (except as otherwise expressly set forth herein), and Lender shall have approved the following in its reasonable discretion (except as otherwise expressly set forth herein), prior to (and at the time of) Closing (or such later time as is specified in any subparagraph hereof) as additional conditions to Lender’s obligations to fund the Loan:

(a) Fully executed copies of a general contract with the General Contractor pertaining to the construction of the Project together with all Change Orders entered into between General Contractor and Borrower as of the date of this Agreement (collectively, the “General Contract”), with a guaranteed maximum price not to exceed $192,702,489.00 (the “General Contract

Price”).  Borrower represents and warrants that the following have been delivered to Senior Lender (and Borrower will deliver copies to Lender upon request):  (i) those certain fully-executed Subcontracts for the trades and divisions set forth on Exhibit J; (ii) copies of all other direct contracts previously entered into or to be entered into by Borrower for construction, purchase of materials or furniture, fixtures or equipment; and (iii) all contracts with the architects, engineers, third-party owner’s representatives and other design professionals (the “Design Professionals”).  None of General Contractor and any Design Professionals shall be an Affiliate of Borrower or Guarantor.  Lender hereby approves the General Contract and approves Austin Building Company as General Contractor.  Borrower represents and warrants that (x) the General Contract was not entered into until after the Senior Deed of Trust was recorded and (y) Borrower provided evidence satisfactory to Senior Lender that the General Contract was not entered into until after the Senior Deed of Trust was recorded.

(b) A schedule of values, as included in the General Contract;

(c) Borrower represents and warrants that Borrower has not received any notice of default from the General Contractor and that no more than two percent (2%) of the total General Contract is “Allowance” (as such term is defined under the AIA A201-1997 General Conditions of the Contract for Construction) (excluding general conditions, General Contractor’s fees and the Contractor’s Contingency);

(d) Borrower represents and warrants that in lieu of payment and performance bonds, Senior Lender has accepted subguard insurance with terms, limits, and endorsements (including a Financial Interest Endorsement naming Senior Lender) acceptable to Lender in its reasonable discretion covering all Subcontracts and, upon request, Borrower will provide a Financial Interest Endorsement to be issued to Lender;

(e) Borrower represents and warrants that (i) copies of each of the Required Permits have been provided to Senior Lender, except for those Required Permits that cannot be issued until a later stage or completion of Construction, in which event such Required Permits will be obtained by Borrower on a timely basis in accordance with all recorded maps and conditions and applicable building, land use, zoning and environmental codes, statutes and regulations and will be delivered to Senior Lender promptly thereafter; and (ii) upon Lender’s request, Borrower will promptly provide Lender copies of all Required Permits provided or to be provided to Senior Lender;

(f) The Plans and Specifications and the Finish Standards described on Exhibit I are each approved by Lender as of the date hereof. As so approved, they are sometimes referred to as the “Approved Plans and Specifications” and the “Approved Finish Standards,” respectively.  Borrower shall provide Lender with copies of all Change Orders approved by Senior Lender.  Borrower shall finish all Residential Units and the Hotel to the Approved Finish Standards as part of the Construction required hereunder;

(g) The Construction Schedule;

(h) The Soil Report;

(i) The Environmental Report.  Borrower has provided the Environmental Report to Lender, along with a reliance letter from Terracon Consultants, Inc. in form applicable to Lender.  Borrower shall also have caused to be furnished to Lender any environmental disclosure statement required pursuant to the law of the State;

(j) Borrower shall provide Lender copies of all progress Observations and Draw Review Reports prepared by Newbanks, Inc. / Dallas (“Newbanks”), signed by Brett Patton, beginning with the initial monthly report and continuing with all subsequent reports issued as of Closing.  Such reports shall contain (i) an analysis demonstrating the adequacy of the Budget to complete the Project and (ii) a confirmation that the Construction Schedule is realistic.  Subsequent to Closing, Borrower shall use good faith efforts to cause Newbanks to continue to monitor construction of the Project and shall visit the Project at least one (1) time each month, and shall certify as to amounts of construction costs for all requested fundings, and Borrower shall obtain and provide copies of such certifications to Lender.  At any time, Lender shall, at Borrower’s sole expense, engage its own consultant to provide the required reports;

(k) Each Architect’s Certificate;

(l) The Budget;

(m) Original executed consents, in form and substance satisfactory to Lender, of the General Contractor, the Architect, and any other Design Professional to the Collateral Assignment of Construction Documents; and

(n) Such other papers, materials and documents as Lender may reasonably require with respect to the Construction, the Project, Borrower and/or the Guarantor.

9.2 Construction Deliveries Required as of the Full Loan Opening.

Prior to the Full Loan Opening, in addition to fully satisfying the conditions set forth above in Section 9.1, Borrower shall also provide the following documents and satisfy the following conditions:

(a) Borrower shall have satisfied Senior Lender’s requirement to provide Senior Lender executed contract(s) for all owner direct cost items (except for non-material items) signed by the applicable suppliers of such items, including, without limitation, those for the purchase of the furniture, fixtures and equipment for the Project and copies of such materials and evidence of such approval shall have been provided to Lender;

(b) Borrower shall have satisfied Senior Lender’s requirement that all of the work contemplated by that certain Waste Management Plan dated March 4, 2008 and prepared by Terracon Consultants, Inc., and any amendments or updates thereto (the “Waste Management Plan”) contemplated to be performed on or before the Full Loan Opening, has been completed or otherwise addressed to Senior Lender’s reasonable satisfaction, such evidence to include, but not be limited to, a written statement from an authorized representative of Terracon Consultants, Inc., affirming that the recommendations of such Waste Management Plan were complied with and no further actions, other than the ongoing use and maintenance of the water filtration system during the operation of the Project, are required to address the conditions at the Project site that were disclosed in any of Environmental Reports delivered to Senior Lender and Borrower will provide copies of all such materials to Lender;

(c) Borrower shall have satisfied Senior Lender’s requirement that Hotel Operator, and, as may be required by the Hotel Documents, Starwood Hotels & Resorts Worldwide, Inc., shall have approved the Approved Plans and Specifications and Approved Finish Standards and Borrower shall have provided to Lender evidence of such approval, reasonably satisfactory to Lender;

(d) To the extent not previously delivered at Closing, the Required Permits, and updates thereof;

(e) Fully executed Venue Documents and collateral assignment, estoppel and subordination agreements relating thereto, in forms, on terms and with counterparties acceptable to Senior Lender and Borrower shall have provided Lender evidence of such approval, reasonably satisfactory to Lender.

ARTICLE 10

BUDGET, CONTINGENCY FUND AND CHANGE ORDERS

10.1	Budget.

The proceeds of the Loan shall be used only for Costs that are in accordance with the Budget as the same may be amended pursuant to the terms of the Senior Loan Agreement.  The Budget shall specify the amount of cash equity invested in the Project, and all costs and expenses of every kind and nature whatsoever to be incurred by Borrower in connection with the Project.  The Budget is attached hereto as Exhibit G and made a part hereof.

10.2	Budget Line Items.

(a) The Budget shall include as line items (“Budget Line Items”) the cost of all labor, materials, equipment, fixtures and furnishings needed for the completion of the Construction, and all other costs, fees and expenses relating in any way whatsoever to the Construction of the Improvements, marketing and sales costs, commissions, operating deficits, real estate taxes, and all other sums due in connection with Construction and operation of the Project, the Loan, and this Agreement.  The Budget shall not contain any line items payable to Borrower, Guarantor or any Affiliate of either Borrower or Guarantor and Borrower and Guarantor shall not pay or cause to be paid any Loan proceeds to any Affiliate of either, except for the Permitted Affiliate Expenses.

(b) Borrower shall have the right to reallocate cost savings effected by a final Change Order or other appropriate final documentation to other Budget Line Items in accordance with the terms of the Senior Loan Agreement

10.3	[reserved]

10.4	[reserved]

10.5	Change Orders.

Borrower agrees that no changes will be made in the Approved Plans and Specifications except as in accordance with the Senior Loan Agreement, and Borrower must notify Lender in writing of any such change at least seven (7) days prior to the date such change order will be implemented.

ARTICLE 11

[reserved]

ARTICLE 12

[reserved]

ARTICLE 13

[reserved]

ARTICLE 14

SALE OF RESIDENTIAL UNITS

14.1	Price List Schedule.

Borrower has submitted to Lender the written Price List Schedule (the “Price List Schedule”) stating, at a minimum, a detailed breakdown of each condominium Residential Unit’s size, type, location and gross sales price (“List Price”) for each Residential Unit (including, but not limited to, a weighted average gross sales price (excluding Parking Spaces and Upgrades) of not less than $620 per Saleable Square Foot for each Residential Unit), which Lender has approved.  The approved Price List Schedule is attached to this Agreement as Exhibit M-2.  Subject to the terms of the Intercreditor Agreement, no changes to the approved Price List Schedule shall be permitted without Lender’s prior written approval, in Lender’s reasonable discretion.  The List Prices for each Residential Unit include the price of one (1) Parking Space per bedroom in such Residential Unit, up to two (2) Parking Spaces per Residential Unit, except for the penthouse Residential Units on floors 35, 36 and 37, which are each allocated three (3) Parking Spaces but does not include storage space.  Of the 300 Parking Spaces allocated to the Residential Units collectively, 275 Parking Spaces shall be included in the List Prices of such Residential Units as set forth above, and 25 Parking Spaces (the “Excess Parking Spaces”) shall not be included in the List Price of any Residential Unit and shall be available for sale at an additional charge.

14.2	Sales Agreements.

Each Residential Unit shall be sold under a written agreement (the “Sales Agreement”) in the form of the sales agreements attached hereto as Exhibit O, or on a form otherwise approved by Senior Lender, in all material respects conforming to all Laws, including those requiring disclosures to prospective and actual buyers.  Lender has previously approved the form of the Sales Agreement to be used for such Residential Unit sales, which form of sales contract is attached hereto as Exhibit O and has approved the Sales Agreement for each of the pending sales listed on Exhibit M-1.  No Residential Unit may be leased, sold or conveyed under any lease, conditional sales contract or other arrangement where Borrower retains a deferred portion of the purchase price or any residual or contingent interest in the Residential Unit, including any purchase money security interest, without the express prior written consent of Senior Lender in each instance.  All agreements (each, also a “Sales Agreement”) with respect to the sale of any portion of the Project other than the Residential Units shall be subject to the prior written approval of Lender in its reasonable discretion; provided, however, that (i) no portion of the Project other than Residential Units that are sold as permitted by this Agreement, may be sold without the prior written consent of Lender, which consent may be granted or withheld by Lender, in its sole discretion and (ii) Borrower may not enter into any Sales Agreement for any part of the Project, other than Sales Agreements for Residential Units which satisfy the requirements set forth in this Agreement, without the Senior Lender’s prior written consent, evidence of which approval shall be promptly provided to Lender. Borrower shall deliver to Lender a copy of each executed Sales Agreement within thirty-one (31) days of its execution.  Borrower shall promptly enforce the obligations of the purchasers under each Sales Agreement upon default by any such purchaser, except as Senior Lender may otherwise agree in writing in its reasonable discretion (copies of which will be promptly provided to Lender).

14.3	Purchaser Deposits.

(a) On or before Closing (as to earnest money deposits received prior to Closing), and promptly after receiving any additional earnest money deposits made by the Residential Unit Purchasers from time to time (as to earnest money deposits received following Closing), Borrower shall deposit with Armbrust & Brown, L.L.P. and Heritage Title Company of Austin, Inc., jointly and severally, as escrow agent (or any successor agent approved by Senior Lender) (together, jointly and severally, the “Escrow Agent”), in accordance with the Escrow Agreement, and shall cause Escrow Agent to maintain in one or more accounts titled in the name and subject to the control of Escrow Agent all earnest money deposits paid by Residential Unit Purchasers under the Sales Agreements (the “Earnest Money Deposits”).

(b) Except as reflected on Exhibit M, Borrower shall require all Residential Unit Purchasers to make cash Earnest Money Deposits of at least ten percent (10%) of the gross sales price at the time of Sales Agreement execution.  If Earnest Money Deposits are held by an Escrow Agent, Borrower shall cause Escrow Agent to deliver to Lender within seven (7) days of the end of each calendar month a statement indicating the amount of funds on deposit representing Earnest Money Deposits, together with information on the date of deposit, and to which Residential Unit all such deposits apply.  Borrower shall not accept any non-cash Earnest Money Deposits or non-cash Upgrade Deposits.  Borrower shall not be permitted to use or apply the Earnest Money Deposits prior to the closing of the sale of a Residential Unit, whereupon the related Earnest Money Deposit shall be considered part of the Net Sales Proceeds and applied as set forth in Section 14.9.

(c) If a Residential Unit Purchaser desires to alter the Approved Finish Standards, which results in additional costs to Borrower to complete a Residential Unit (an “Upgrade”), Borrower shall require such Residential Unit Purchaser to deposit funds with Senior Lender in accordance with the terms of the Senior Loan Agreement prior to the commencement of any work relating to such Upgrade (the “Upgrade Deposit”).

(d) The Deposits shall be segregated from other funds and shall be held, applied or returned, as applicable, in accordance with the terms of the respective Sales Agreement and applicable Laws.  To the extent Borrower becomes entitled to retain any Deposits that have not been previously applied in accordance herewith (i.e. upon the forfeiture of any deposit by a Residential Unit Purchaser), such amounts shall be paid to Senior Lender and applied to the Senior Loan in accordance with the terms of the Senior Loan Agreement.  To the extent that a Residential Unit Purchaser becomes entitled to return of its Deposits under its Sales Agreement or under applicable Laws, so long as the Upgrade Deposit has not already been spent by Borrower, Borrower shall be entitled to withdraw from the escrow account such Deposit for return to the Residential Unit Purchaser in accordance with the terms of the Senior Loan Agreement, with a copy of such notice to be simultaneously sent to Lender if Deposits are held by an Escrow Agent; however, the return of such Deposit shall not affect any obligations of Borrower to Lender or any rights or remedies of Lender.

(e) Subject to the rights of Senior Lender under the Senior Loan Documents, Borrower hereby grants to Lender a security interest in all of Borrower’s right, title and interest in and to the Deposits and all accounts holding any such Deposits from time to time.  Upon request by Lender, Borrower shall promptly provide to Lender such documentation as Lender determines is necessary to confirm and perfect such security interest.  Such security interest is subject to the rights of Residential Unit Purchasers in and to such Deposits in accordance with the terms of their respective Sales Agreements and applicable Laws.

14.4	Residential Unit Sales.

(a) Borrower may enter into Sales Agreements for Residential Units and sell Residential Units only in accordance with the terms of the Senior Loan Agreement. Borrower shall not, without the prior written consent of Senior Lender (a copy of which shall be promptly provided to Lender), enter into any Sales Agreement that is not a Qualifying Sales Agreement, or any other documentation pertaining to the sale of any portion of the Project; provided, however, that Borrower may enter into a Qualifying Sales Agreement subject to a commercially reasonable financing contingency for up to sixty (60) days provided such Qualifying Sales Agreements will not be deemed Qualifying Sales Agreements until the expiration or satisfaction of the financing contingency.  Borrower shall not terminate a Qualifying Sales Agreement for any reason other than the default of the Residential Unit Purchaser thereunder without Senior Lender’s prior written consent (a copy of which shall be promptly provided to Lender).

14.5	Sales Operations and Seller’s Obligations; Amendment and Termination of Sales Agreements.

(a) Borrower shall at all times maintain adequate marketing capability, and shall timely perform all obligations required to be performed by it under each Sales Agreement.

(b) Borrower may not amend or modify any Sales Agreement except in accordance with the terms of the Senior Loan Agreement.  In such case, Borrower will provide to Lender a copy of the amendment promptly following its execution.

(c) Borrower may not terminate a Sales Agreement without Senior Lender’s prior written consent (a copy of which shall be promptly provided to Lender) except as a result of the default of the Residential Unit Purchaser under such Sales Agreement and provided the Deposits paid under such Sales Agreement are released to Borrower, as the seller, subject to the requirements of the Loan Documents in regard to such Deposits.

14.6	Delivery of Sales Information and Documents.

Within thirty (30) days after the end of each month, Borrower shall deliver to Lender a sales report (the “Sales Report”) showing (a) each Residential Unit under a Sales Agreement, including the date of the Sales Agreement, the Residential Unit number, the base contract price plus the charge for Upgrades, the amount of the Earnest Money Deposit and, if applicable, the Upgrade Deposit, and the date expected to close; and (b) for each Residential Unit closed, the Residential Unit number, the base contract price plus the charge for Upgrades, the date closed, and the Net Sales Proceeds from the sale of such Residential Unit; and (c) for each Sales Agreement cancelled by a Residential Unit Purchaser, the Residential Unit number, the date cancelled, the reason the Sales Agreement was cancelled by the Residential Unit Purchaser and a statement regarding whether the Deposit was returned to the Residential Unit Purchaser or retained by Borrower (and remitted to Senior Lender).  Borrower shall also promptly deliver to Lender such other sales information and documents that Lender from time to time may reasonably request, including operating statements, all new Sales Agreements, and notice of or information regarding any claimed breach or disavowal of buyer’s or seller’s obligations under any one or more Sales Agreements.

14.7	Borrower’s Acknowledgment Regarding Buyer Financing.

Borrower acknowledges that Lender is not committed to, and does not intend to offer to,  provide any financing to or for the buyers of any individual Residential Units or any other part of the Project.

14.8	Condominium Regime.

(a)           Borrower shall promptly, and in any event prior to the closing of the first purchase and sale of any Residential Unit, cause the Condominium Documents, including, without limitation, the Master Condominium Declaration and the Residential Condominium Declaration, each in form and containing terms approved by Senior Lender in compliance with the Senior Loan Agreement.  Copies of all documents, correspondence or similar materials related to the Condominium Documents or the condominium regime created thereby which are delivered to or received by Senior Lender or filed with any governmental agency shall be provided to Lender promptly after received, issued, or otherwise available to Borrower.

(b)           Notwithstanding the foregoing or any other provision of this Agreement, Lender shall not be deemed to have represented or warranted that the Condominium Documents comply with Applicable Condominium Laws.  Lender shall have no liability for the failure of the Condominium Documents to comply with any Applicable Condominium Law.

(c)           Borrower represents and warrants that:

(i)           The sale of Units, as defined in the Declarations, has complied, and at all times will comply, with ILSA and regulations promulgated in connection therewith and Texas Uniform Condominium Act, Tex. Prop. Code, Ch. 82 (2009) (“TUCA”).

(ii)           Borrower has delivered to Senior Lender true, correct and complete copies of all ILSA-related disclosure statements and property reports that, as of the date hereof, have been prepared or delivered in connection with the Condominiums, the Condominium Documents or the Project, together with evidence those items that are, as of the date hereof, required by law to be delivered to prospective purchasers of Residential Units, have been so delivered and, upon request, will promptly provide the same to Lender.

(iii)           From time-to-time as Residential Units are sold, Borrower shall deliver to Lender evidence those items required by Applicable Condominium Laws to be delivered to prospective purchasers of Residential Units have been so delivered in a timely manner.

(iv)           There shall be no material agreements relating to the Condominiums entered into after date of this Agreement other than the Condominium Documents unless the same have been approved by Senior Lender or otherwise expressly permitted by the Senior Loan Documents, and copies of such will be promptly provided to Lender.

(v)           Borrower shall at all times (a) exercise its rights and powers as  “Declarant” “Member” or “Owner” (as defined in the Condominium Documents) strictly in accordance with this Loan Agreement, the Condominium Documents and the Applicable Condominium Laws, and (b) take all steps and action necessary to assure that all officers and directors of the Associations appointed or elected by Borrower or any principal or affiliate of Borrower, exercise their rights and powers in accordance with the Applicable Condominium Laws and consistent with their duties under Applicable Condominium Laws, including the Texas Business Organizations Code, and the terms and provisions of this Agreement.

(vi)           Not later than the recordation of the Master Condominium Declaration and the Residential Condominium Declaration, Block 21 Hotel/Residential Condominiums (“Residential Condominium”) and the Block 21 Master Condominiums (“Master

Condominium”) shall each comply with all of the requirements of TUCA, ILSA, and each other state and federal law applicable to the creation, management, ownership or operation of the Residential Condominium or Master Condominium or sale of units located therein (the “Applicable Condominium Laws”).  Borrower shall indemnify and hold Lender harmless from any and all costs, damages, claims, or losses incurred by Lender, including attorneys’ fees and court costs, arising from the failure of the Condominium Documents or the Condominiums to comply with Applicable Condominium Laws.

(d)           (i)           Not later than the date of recordation of the Master Condominium Declaration or the Residential Condominium Declaration, whichever is first recorded:

(x)           The Block 21 H/R Condominium Community, Inc., a Texas nonprofit corporation (the “Residential Association”), described in the Residential Condominium Declaration shall have been formed as a nonprofit corporation under the laws of the State of Texas, the board of directors shall have been appointed or elected in accordance with the requirements of the Residential Condominium Declaration and the applicable law and all officers contemplated by the Residential Condominium Declaration and the bylaws of the Residential  Association shall have been properly appointed or elected, as the case may be.

(y)           The Block 21 Master Condominium Community, Inc., a Texas nonprofit corporation (the “Master Association”), described in the Master Condominium Declaration shall have been formed as a nonprofit corporation under the laws of the State of Texas, the board of directors shall have been appointed or elected in accordance with the requirements of the Master Condominium Declaration and the applicable law and all officers contemplated by the Master Condominium Declaration and the bylaws of the Master Association shall have been properly appointed or elected, as the case may be.  The Residential Association and Master Association are referred to collectively as the “Associations.”

(ii)           Not later than 15 days after the recordation of the Master Condominium Declaration or the Residential Condominium Declaration, whichever is first recorded, Borrower shall cause the dedicatory instruments with respect to the Condominiums described in Texas Property Code Section 202.006, as the same may be amended or superseded, to be recorded in Travis County, Texas and certified copies of the same delivered to Lender.

(iii)           Concurrently with the recordation, filing, or adoption, as the case may be, of the Condominium Documents true, correct, and legible copies thereof, including without limitation, a certified copy of each of the recorded Master Condominium Declaration or the Residential Condominium Declaration, the Associations’ certificates of formation, bylaws, minute books, other books and records, and any rules and regulations and other Condominium Documents which may have been promulgated, shall have been delivered to Senior Lender and, where applicable, showing the recordation or filing data.  After the date thereof, Borrower shall not amend or supplement or consent to the amendment or supplement of any of the Condominium Documents unless Senior Lender first approves such amendment or supplement in writing.  Borrower covenants and agrees to make or cause to be made each revision to any Condominium Document requested by Senior Lender in Senior Lender’s reasonable judgment.  Copies of all materials referenced in this subpart (iii) will be promptly provided to Lender.

(e)           Concurrently with the recordation of the Declarations, Borrower shall cause to be delivered to Senior Lender and Lender an opinion, reasonably acceptable to Senior Lender, from Armbrust & Brown, LLP or, at Borrower’s option, other Texas legal counsel acceptable to Senior Lender, opining that the Condominium Documents are in compliance with the Applicable Condominium Laws.

(f)           Concurrently with the recordation of the Master Condominium Declaration and the Residential Condominium Declaration, Borrower shall deliver true, complete, and legible copies of the following to Senior Lender and Lender in accordance with the Senior Loan Agreement:

(i)           A current accounting for the Associations’ funds and financial statements certified by Borrower and stating unconditionally that the financial statements present fairly the financial position of each Association in conformity with generally accepted accounting principles;

(ii)           The budgets for the Master Condominium and Residential Condominium in the form required by TUCA, including Section 82.153 (a) 6 and (b), for the calendar year(s) the Master Condominium Declaration and the Residential Condominium Declaration are recorded and the proposed budgets for the calendar year following such recordation;

(iii)           A current inventory of tangible personal property owned: by the Associations; or by Borrower and used in connection with the ownership or operation of the Condominiums.

(iv)           A copy of the final as built plans and specifications used for the construction of the improvements in the Condominiums, together with a CAD version of the same;

(v)           Certified duplicate copies of all insurance policies currently in force, in which the Borrower, the Residential Unit Owners, the Associations, and/or the directors and officers of the Associations are named as insured persons;

(vi)           Copies of any certificates of occupancy that have been issued with respect to any improvements comprising the Condominiums;

(vii)           Any other permits issued by governmental bodies applicable to the Condominiums and which are currently in force or which were issued within one year prior to the date construction of the Project was commenced, including without limitation, all licenses for the use of public property;

(viii)           Written warranties of the contractor, subcontractors, suppliers, and manufacturers that are still effective related to the Project or any portion thereof or interest therein;

(ix)           A roster of Owners, Eligible Mortgagees, and Mortgagees, each as defined in the Declarations, and their addresses and telephone numbers;

(x)           Employment contracts in which the Associations are a contracting party;

(xi)           Service contracts in which the Associations are a contracting party or in which the Associations or the Owners have any obligation to pay a fee to the persons performing the services;

(xii)           To the extent not previously delivered to Lender, true, correct and complete copies of all other documents and records the Associations are required to keep pursuant to TUCA § 82.114; and

(xiii)           Copies of all recorded deeds and all recorded and unrecorded leases evidencing ownership or leasehold rights in general common elements within the Condominiums.

(xiv)           During the term of the Loan, to the extent of any material change in any of the foregoing or the Condominium Documents, Borrower shall promptly deliver a copy of the same to Lender.  It is the intention of the Borrower and Lender that Lender shall have at all times duplicate copies of all of the foregoing that are in the possession or control of Borrower, including in its capacity as Declarant under the Declarations.

(g)           The addresses of the respective Associations for the purposes of Article 18 of the Master Declaration and Article 16 of the Residential Declaration are:

Block 21 H/R Condominium Community, Inc.
c/o Armbrust & Brown, LLP
Attn:  Bob Burton
100 Congress Avenue, Suite 1300
Austin, Texas 78701

Block 21 Master Condominium Community, Inc.
c/o Armbrust & Brown, LLP
Attn:  Bob Burton
100 Congress Avenue, Suite 1300
Austin, Texas 78701

Borrower may change the addresses set forth above upon thirty (30) days prior written notice to Lender specifying the new address or addresses.  On behalf and for the benefit of Lender, concurrently with the recordation of the Master Condominium Declaration and the Residential Condominium Declaration, Borrower shall deliver written notice in accordance with the Declarations to the Associations that Lender is an “Eligible Mortgagee” with respect to the Condominiums.  Such notice shall include the name and address of Lender as set forth in this Agreement. Evidence of the delivery of the foregoing shall be delivered to Lender not later than five (5) days after filing of the Certificates of Formation of the Associations or each Association, if filed at different times.  If the address of an Association shall change, Borrower shall (i) immediately notify Lender in writing of the new address and (ii) send notice to such Association at such new address that Lender is an “Eligible Mortgagee”, as defined in the Condominium Documents, together with such other information as may be required to assure Lender is recognized by each Association as an Eligible Mortgagee.  Time is of the essence of the foregoing sentence.

(h)           Borrower shall not permit control of any Association to be turned over to the Residential Unit owners more than thirty (30) days prior to the date that is required by Texas law.

14.9	Release of Residential Units.

(a) At Borrower’s request upon or promptly following the closing of a Residential Unit sale, Lender shall issue a partial release of the Residential Unit from the Deed of Trust, so long as all of the following conditions are satisfied at the time of, and with respect to, the partial release:

(i) The Master Declaration of Condominium and the Residential Condominium Declaration have each been recorded in the public records of Travis County, Texas;

(ii) No Event of Default exists;

(iii) Such sale is pursuant to a Qualifying Sales Agreement;

(iv) the Release Price (defined below) for the Residential Unit in an amount determined as set forth below has been funded into the Net Sales Proceeds Account under the Senior Loan Agreement (or in the event the Senior Loan has been paid in full, to Lender, to be applied to the Loan);

(v) Lender receives from Borrower a written notice of the sale in question (each a “Sales Notice”) which will include a copy of the closing statement and applicable Residential Unit release no later than 5:00 p.m. (Dallas time) on the day of such Residential Unit sale; and

(vi) All escrow, closing and recording costs have been paid at no expense to Lender.

(b) The execution of a Sales Agreement shall not by itself satisfy the conditions for release of the Residential Unit that is being sold; those conditions must be satisfied in full at the time the Residential Unit is to be released.

(c) If Lender does not require satisfaction of all of the conditions described above before releasing one or more Residential Units, that alone shall not be a waiver of such conditions, and Lender reserves the right to require their satisfaction in full before releasing any further Residential Units from the Deed of Trust, subject to the Intercreditor Agreement.

(d) The “Release Price” for a Residential Unit (including one (1) Parking Space per bedroom in such Residential Unit, up to two (2) Parking Spaces per Residential Unit, except for the penthouse Residential Units, which are each allocated three (3) Parking Spaces ) shall be 100% of Net Sales Proceeds from the sale of the applicable Residential Unit and associated Parking Spaces (including any additional charge or fee in excess of the purchase price payable to Borrower or its Affiliates).

(e) Borrower shall pay all reasonable costs and expenses associated with the sale of the Residential Unit, including title expenses, reasonable legal fees, brokerage and sales commissions and other closing costs, from the portion of the sales price in excess of such Release Price and, if such excess is insufficient for such purpose, shall pay such excess costs from its own funds.

(f) If the Senior Loan has been paid in full, and if requested by Lender, Borrower shall also deposit with Lender (to the extent not required to be deposited in condominium association bank accounts) all amounts deducted or set aside for real estate taxes or retained for assessments or working capital (and pledges its interest in such account(s) to Lender).  Lender shall hold such amount subject to the rights of Residential Unit Purchasers and the condominium association therein, provided, however, Lender shall permit Borrower to use the funds deposited in such accounts for their legally required purposes.

14.10	Application of Sales Proceeds.

Except as otherwise expressly provided herein, any Release Price, or portion thereof, released by Senior Lender to Borrower in accordance with the terms of the Senior Loan Agreement prior to the first anniversary date of the Note will be offered to Lender as a prepayment of the Loan.  Lender, in its sole discretion, will determine whether to accept and apply such released proceeds to the Loan or to reject such offered proceeds.  Lender will make such determination within five (5) days of offer.  Section 4.5 of this Loan Agreement addresses Net Sales proceeds released by Senior Lender on and after the first anniversary date of the Note.

With respect to any Release Price received by Lender in accordance with the preceding paragraph, (i) Lender may elect in its sole discretion to apply Release Price proceeds (to the extent payable to Lender) first to payment of accrued interest (but shall never be obligated to do so, even if doing so would cure a default in the payment of interest) and (ii) if an Event of Default exists, Lender may apply all amounts received to the indebtedness under the Loan Documents in such order as Lender may elect in its sole discretion.

ARTICLE 15

OTHER COVENANTS

15.1	Borrower further covenants and agrees as follows:

(a) Full Opening of Senior Loan on or Prior to Full Loan Opening Date.  Borrower shall cause all conditions precedent to the Full Opening of the Senior Loan (as provided in the Senior Loan Agreement) to be complied with, and Borrower shall qualify for Full Loan Opening (as provided in Senior Loan Agreement), no later than July 31, 2010.  If Borrower fails to satisfy timely such requirement, and Senior Lender terminates its commitment to fund the Senior Loan, an Event of Default shall exist under this Agreement.

(b) Compliance with Condominium Documents.  Once the Declaration of Master Condominium and/or Residential Condominium Declaration are recorded, and subject to the provisions of Section 82.112(b) of the TUCA, Borrower shall pay all general and special assessments for common charges and expenses and insurance premiums made against or relating to the Residential Units owned by Borrower or otherwise payable by Borrower under the Condominium Documents as the same shall become due and payable and prior to delinquency, and not later than the fifteenth (15th) day of each month provide to Lender evidence of such payments, and in the event Borrower shall fail to make such payments as the same become due and payable and prior to delinquency, Lender may from time to time at its option, but without any obligation to do so and without notice or demand upon Borrower, make such payments, and all expenses paid by Lender for such purpose, including, without limitation, attorneys’ fees, shall be added to the outstanding principal amount of the Loan and shall be payable on demand and bear interest at the Interest Rate until repaid.  Borrower shall not (and shall not permit any Borrower appointed directors to), without the prior written consent of Lender which may be granted or withheld in Lender’s sole discretion), give any consent or perform any action in furtherance of any material modification or amendment of the Condominium Documents, including any modifications or amendments to the Condominium Documents which would permit a Residential Unit Purchaser to rescind its Sales Agreement under applicable Laws.  Borrower shall comply with all of the material terms, covenants and conditions on its part to be performed under the Condominium Documents, as the same shall be in force and effect from time to time; provided, however, that if Borrower fails to cure such non-compliance within any applicable cure periods provided in the Condominium Documents, Lender may from time to time at its option, but without any obligation to do so, cure or remedy any such default by Borrower (Borrower hereby authorizing Lender, subject to the terms of the Intercreditor Agreement, to enter upon the Project as may be necessary for such purposes), and all reasonable expenses paid by Lender for such purpose, including, without limitation, reasonable attorneys’ fees, shall be added to the outstanding principal balance of the Loan and shall be payable on demand and bear interest at the Interest Rate until repaid.  Borrower shall deliver to Lender a true and complete copy of each and every notice of default, if any, received by Borrower with respect to Borrower under any of the Condominium Documents or applicable law regarding the condominium regimes created thereby.  Borrower shall not (and shall not permit any Borrower appointed director to), without the prior written consent of Lender (but subject to the terms of the Intercreditor Agreement), exercise any right it may have to vote for (x) the expenditure of insurance proceeds (which are governed by Article 16 below) or condemnation awards for the repair or restoration of the Project or (y) any additions or improvements to the common elements of the Project.

(c) Construction of Improvements.  The Improvements shall be constructed and fully equipped in a good and workmanlike manner with materials of high quality, substantially in accordance with the Approved Plans and Specifications (or in accordance with any changes therein that may be approved in writing by Senior Lender).  Such construction and equipping shall be commenced and completed, as applicable, and shall be prosecuted with due diligence and continuity in substantial accordance with the Construction Schedule, the requirements of all Sales Agreements and the Operating Agreement.  Without limiting the foregoing, Borrower has commenced construction of the Project, and shall substantially complete (i) the entire Project no later than the Completion Date applicable to the entire Project, and (ii) each particular portion of the Project no later than the Completion Date applicable to such portion, as such Completion Date may be extended in accordance with the Senior Loan Agreement.

(d) Payment for Work.  Borrower agrees to fully pay and discharge when due and payable all claims for labor done and material and services furnished in connection with the construction of the Project and to take all other steps to forestall the assertion of claims against the Project or the Loan.

(e) Inspection by Lender.  Borrower shall reasonably cooperate with Lender in arranging for inspections by representatives of Lender of the progress of the Construction from time to time including an examination of (i) the Improvements, (ii) all materials to be used in the Construction, (iii) all plans and shop drawings that are or may be kept at the construction site, (iv) any contracts, bills of sale, statements, receipts or vouchers in connection with the Improvements, (v) all work done, labor performed, and materials furnished in and about the Improvements, (vi) all books, contracts and records with respect to the Improvements, and (vii) any other documents relating to the Improvements or the Construction.

(f) Materialmen’s Liens and Contest Thereof.  Borrower shall not suffer or permit any materialmen’s lien claims to be filed or otherwise asserted against the Project or any funds due to the General Contractor, and shall promptly discharge the same in case of the filing of any claims for lien or proceedings for the enforcement thereof, provided, however, that Borrower shall have the right to contest in good faith by appropriate legal proceeding and with reasonable diligence the validity of any such lien or claim, provided that Borrower posts a statutory lien bond over such lien.

(g) Settlement of Materialmen’s Lien Claims.  If Borrower shall fail promptly either (i) to discharge any such lien, or (ii) to post a statutory lien bond over such lien, in each case, within thirty (30) days after the filing of the lien, Lender may, at its election (but shall not be required to), procure the release and discharge of any such claim and any judgment or decree thereon and, further, may in its sole discretion effect any settlement or compromise of the same, or may furnish such security or indemnity to the Title Insurer, and any amounts so expended by Lender, including premiums paid or security furnished in connection with the issuance of any surety company bonds, shall be deemed to constitute disbursement of the proceeds of the Loan hereunder.  In settling, compromising or discharging any claims for lien, Lender shall not be required to inquire into the validity or amount of any such claim.

(h) Proceedings.  In addition to (and not in lieu of Borrower’s covenants set forth in Section 15.1(f)), if any action, claim or proceeding affecting title to the Land, the construction of the Project, Borrower,  Guarantor, the rights of Lender under any Loan Document, or otherwise affecting the Project, be filed or commenced, then at the request of Lender, Borrower shall appear in and defend, at Borrower’s sole cost and expense, any such action or proceeding and, if applicable, Borrower shall insure or bond over such action, claim or proceeding in accordance with Section 15.1(f).  If Borrower fails to appear and defend any such action or proceeding, then Lender may commence, intervene in, and defend actions or proceedings affecting the Project or the transactions contemplated herein, and compromise or settle any claim or controversy pertaining thereto, employing legal counsel acceptable to Lender to defend such claims at Borrower’s sole cost, unless due to the willful misconduct of Lender.  Lender shall not be liable to Borrower for any action, error, mistake, omission or delay pertaining to the actions described in this Section or any damages resulting therefrom, unless due to the willful misconduct of Lender.  Any cost incurred by Lender under this Section shall be deemed to be expenses of the Loan payable by Borrower pursuant to Article 7 of this Agreement.

(i) Insurance.  Borrower shall cause insurance policies to be maintained in compliance with Exhibit E, or such other insurance requirements as may be reasonably required by Lender, at all times (provided Lender will not require any insurance coverages that are not required by Senior Lender as long as the Senior Loan remains outstanding).  Borrower shall provide Lender, prior to the date hereof, a certificate(s) demonstrating appropriate insurance coverage(s), which shall demonstrate insurance coverage that meets or exceeds the requirements on Exhibit E.  Borrower shall timely pay all premiums on all insurance policies required hereunder, and as and when additional insurance is required, from time to time, during the progress of Construction, and as and when any policies of insurance may expire, furnish to Lender, premiums prepaid, additional and renewal insurance policies with companies, coverage and in amounts reasonably satisfactory to Lender in accordance with Exhibit E.

(j) Payment of Taxes.  Borrower shall pay all real estate taxes and assessments and charges of every kind upon the Project before the same become delinquent.  Borrower may use Loan proceeds for such purpose to the extent available in the Budget for such purpose upon meeting all conditions precedent set forth in this Agreement to any such disbursement.  Borrower shall have the right to pay such tax under protest or to otherwise contest any such tax or assessment, but only if (i) such contest has the effect of preventing the collection of such taxes so contested and also of preventing the sale or forfeiture of the Project or any part thereof or any interest therein, (ii) Borrower has notified Lender of Borrower’s intent to contest such taxes, and (iii) Borrower has deposited security in form and amount reasonably satisfactory to Senior Lender or Lender, in its reasonable discretion, and has increased the amount of such security so deposited promptly after Senior Lender’s or Lender’s request therefor.  If Borrower fails to commence such contest or, having commenced to contest the same, and having deposited such security required by Lender for its full amount, shall thereafter fail to prosecute such contest in good faith or with due diligence, or, upon adverse conclusion of any such contest, shall fail to pay such tax, assessment or charge, Lender may, at its election (but shall not be required to), pay and discharge any such tax, assessment or charge, and any interest or penalty thereon, and any amounts so expended by Lender shall be deemed to constitute disbursements of the Loan proceeds hereunder (even if the total amount of disbursements would exceed the face amount of the Note).  Borrower shall furnish to Lender evidence that taxes are paid at least five (5) days prior to the last date for payment of such taxes and before imposition of any penalty or accrual of interest.

(k) Tax Escrow Accounts.  After an Event of Default and, subject to the terms of the Intercreditor Agreement, if Lender elects to require that Borrower escrow money for payment of taxes (a “Triggering Event”), Borrower shall make monthly tax escrow deposits in the amount of one-twelfth (1/12) of the annual real estate taxes as reasonably estimated by Lender, such deposit to be held in an interest bearing escrow account held by Senior Lender in Senior Lender’s name and under its sole dominion and control, unless at such time the Senior Loan has been paid in full, in which case the deposits will be held by Lender.  (If an Event of Default occurs and Lender requires real estate tax escrow deposits to be made, but such Event of Default is thereafter cured, then, so long as no other Triggering Event exists, Lender shall not require further real estate tax deposits to be made.)  If at any time Lender determines in its sole discretion that the amount of the monthly escrow payments made pursuant to this Section 15.1(k) are not sufficient to pay in full the next installment of real estate taxes then due, then upon written notice from Lender of the amount of any expected deficiency (and regardless of whether a Triggering Event then exists), Borrower shall then deposit funds equal to such amount with Lender.  All payments deposited in the escrow account, and all interest accruing thereon, are pledged as additional collateral for the Loan.  Notwithstanding Lender’s holding of the escrow account, nothing herein shall obligate Lender to pay any real property taxes with respect to any portion of the Project at any time an Event of Default exists.

(l) Personal Property.  All of Borrower’s personal property, fixtures, attachments and equipment delivered upon, attached to or used in connection with the Construction or the operation of the Project shall always be located at the Project and shall be kept free and clear of all liens, encumbrances and security interests, other than as otherwise permitted under the Loan Documents. Borrower shall not acquire by lease any of the personal property, fixtures, attachments or equipment which is to be used in connection with the Project without Lender’s prior written consent, which consent will not be unreasonably withheld with regard to leases of non-essential, movable equipment utilized in the operation of the Project, but may otherwise be granted or withheld in Lender’s sole discretion.  Borrower has notified Lender that Borrower does not currently intend to lease any such personal property and that the Budget includes funds necessary to purchase all such personal property.

(m) Leasing Restrictions.

(i) Borrower shall not enter into any Leases pertaining to the Project without Lender’s prior written consent in its sole discretion; provided, however, Lender shall be deemed to have consented to such Lease if Senior Lender consents to the Lease.

Borrower shall provide Lender with a copy of any proposed Lease no less than ten (10) Business Days prior to the proposed execution date of such Lease.  Lender’s approval of any Lease for the Commercial Space shall be predicated upon, among other things: (a) current tenant financial information in sufficient detail to assess the experience and credit worthiness of the proposed tenant, (b) credit worthiness of the proposed tenant, (c) form and content of the Lease, including, among other things, the proposed tenant’s obligation to provide, at least annually, its financial information to Borrower, (d) the proposed tenant’s agreement to enter into an acceptable subordination, non-disturbance and attornment agreement, and (e) a minimum (7) seven year term, without any right to cancel prior to five (5) years; provided, however, Lender shall approve a five (5) year Lease term, but the tenant improvement funding permitted for such Lease shall be reduced proportionately.  Except as otherwise consented to by Lender, each Lease must provide for a minimum annual triple net rent per Rentable Square Foot as specified in Exhibit Q at all times throughout the term of the related Lease, and, for purposes of calculating such rent, the total value of free rent, non-standard lease concessions and tenant improvements in excess of the budgeted amount will be amortized at a per annum rate of ten percent (10%) over the full term of the Lease, including any free rent period. The resulting amount will be deducted from the lowest stated rent at any point in the term of the Lease, and that figure must be equal to or greater than the applicable minimum rent as specified in Exhibit Q.  Furthermore, Borrower will in no event offer more than six (6) months of free rent, tenant improvements in excess of twenty percent (20%) more than the budgeted amount, or other non-standard concessions unacceptable to the Lender.  Each Lease must otherwise satisfy the applicable requirements set forth on Exhibit Q (including, without limitation, the amount of leasing commissions that may be paid to Borrower’s representative and the Tenant’s representative), unless Lender otherwise consents in writing, which consent may be granted or withheld in Lender’s sole discretion.

(ii) Borrower shall not execute any Lease without written acknowledgement of Lease approval by the Lender, not to be unreasonably withheld, except that Leases of Office Space proposed to be entered into with third party tenants who are not Affiliates of Borrower or Guarantor covering not more than 1,500 Rentable Square Feet individually, and 8,000 Rentable Square Feet in the aggregate, and otherwise satisfying the leasing requirements set forth above may be entered into without Lender’s consent.  Lender shall endeavor to provide (i) preliminary approval or disapproval of any proposed Lease within five (5) Business Days of the receipt of all pertinent information needed for approval, and (ii) final approval or disapproval of any proposed lease transaction within ten (10) Business Days of the receipt of final proposed lease documentation and any other information needed for its decision, and Lender’s failure to approve a Lease within such ten (10) Business Day period shall be deemed its disapproval thereof.  Notwithstanding the above, if Senior Lender has consented to any Lease, Lender’s consent and approval shall not be required.

(iii) A Lease, which has been consented to by the Lender (or as to which Lender’s consent is not required under the terms of clause (ii)), is hereinafter referred to as an “Approved Lease.”  An Approved Lease shall not be amended or modified (in any material respect) or terminated without the Lender’s prior written consent.

(iv) Borrower shall not accept any rental payment under any Approved Lease in advance of its due date, other than acceptance of a prepayment of the first month’s rent upon the execution of an Approved Lease.

(n) Reserved.

(o) Lender’s Attorneys’ Fees for Enforcement of Agreement.  In case of any Event of Default or material Default hereunder, Borrower (in addition to Lender’s attorneys’ fees, if any, to be paid pursuant to Section 7.5) will pay Lender’s reasonable attorneys’ and paralegal fees (including, without limitation, any attorney and paralegal fees and costs incurred in connection with such Event of Default or material Default, including, without limitation, any litigation or bankruptcy or administrative hearing and any appeals therefrom and any post-judgment enforcement action including, without limitation, supplementary proceedings) in connection with the enforcement of this Agreement; without limiting the generality of the foregoing, if at any time or times hereafter Lender employs counsel (whether or not any suit has been or shall be filed and whether or not other legal proceedings have been or shall be instituted) for advice or other representation with respect to the Project, this Agreement, or any of the other Loan Documents, or to protect, collect, lease, sell, take possession of, or liquidate any of the Project, or to attempt to enforce any security interest or lien in any portion of the Project, or to enforce any rights of Lender or Borrower’s obligations hereunder, then in any of such events all of the reasonable attorneys’ fees arising from such services, and any expenses, costs and charges relating thereto (including fees and costs of paralegals), shall constitute an additional liability owing by Borrower to Lender, payable on demand.  Such attorneys’ fees and expenses shall include fees and expenses of Lender’s in-house counsel as specified in Section 7.5.

(p) Appraisals.  Lender shall have the right to obtain a new or updated Appraisal of the Project at any time and from time to time, at Lender’s cost; provided however, Borrower shall cooperate with Lender in this regard.  If a material Default or an Event of Default exists, Borrower shall pay the reasonable costs for any such Appraisal upon Lender’s request.

(q) Financial Statements and Reports.

(i) Borrower and Guarantor shall deliver or cause to be delivered to Lender annual financial statements with respect to Borrower and Guarantor within ninety (90) days after the end of its fiscal year. Guarantor’s financial statements shall be audited and Borrower’s financial statements shall be certified by Borrower’s managing member. Guarantor and, or Borrower shall also each deliver to Lender quarterly financial statements within sixty (60) days after the end of each fiscal quarter.  Each such quarterly financial statement shall be accompanied by a certification by an authorized financial officer of Guarantor as to such Guarantor’s compliance with the Guarantor Financial Covenants and attaching information sufficient to demonstrate such compliance. All such financial statements shall be in a format approved in writing by Lender in Lender’s reasonable discretion and in substance acceptable to Lender.  Each financial statement shall be certified as true, complete and correct by its preparer and by Borrower or, in the case of Guarantor’s financial statements, by the Guarantor to whom it relates.  Financial statements of Guarantor shall include verifications, supporting schedules and additional statements as needed to substantiate the information contained in such statements.  In addition, such financial statements shall include disclosure of any pending or threatened litigation and judgments entered against Borrower or Guarantor.  Borrower and Guarantor shall deliver to Lender Borrower’s, Guarantor’s, and each entity in which a Guarantor has a material interest, federal and state tax returns by April 15 of each year (except that if the date on which such returns may be filed is extended beyond April 15, then such entity shall provide Lender with a copy of the extension request and shall furnish such tax returns to Lender within thirty (30) days after the date such returns are filed).  Borrower shall inform Lender as to any filed or threatened (in writing) litigation which would have a material adverse effect on Borrower or Guarantor’s ability to perform their respective obligations under the Loan Documents promptly after learning thereof.  Within thirty (30) days following the end of each month during the term of the Loan, Borrower will provide to Lender, unaudited, certified (by Borrower) operating statements of the Project, and leasing reports relating to the Project, in such form as Lender may reasonably request.  Borrower and Guarantor shall provide such additional financial information as Lender reasonably requires.  Borrower shall during regular business hours permit Lender or any of its agents or representatives to have access to and examine all of its books and records regarding the development and operation of the Project and, in addition, agrees to provide Lender with copies of any purchase contracts pertaining to the Project.  Borrower agrees that Lender may retain an investigator to research available public records and information relating to Borrower, the principals of Borrower and Guarantor;

(ii) Borrower shall furnish to Lender within three (3) Business Days of receipt from time to time each proposed budget and “Operating Plan” received from Hotel Operator.

(iii) Borrower shall, within five (5) Business Days of receipt from time to time furnish to Lender (1) all “Operating Reports” received under Section 10.2 of the Hotel Operating Agreement, (2) all financial statements received under Section 10.3 of the Hotel Operating Agreement, (3) all other material information or notices received from Hotel Operator, and, (4) all material notices, reports and other information received by or issued by or on behalf of Borrower under any Venue Document or any other Material Contract; and

(iv) Borrower shall provide to Lender on or before the 15th day of each month, a certified (by Borrower) statement, in form acceptable to Lender, specifying amounts paid during the preceding month from the Equity Investment Loan proceeds or proceeds of the Senior Loan to pay costs set forth on the Budget Line Items and a reconciliation of the unfunded Equity Investment unused Loan proceeds and/or unfunded Senior Loan proceeds and unpaid Budget Line Items.

(r) Reserved.

(s) Lost Note.  Upon Lender’s furnishing to Borrower an affidavit to such effect, Borrower shall, if the Note is mutilated, destroyed, lost or stolen, deliver to Lender, in substitution therefor, a new note containing the same terms and conditions as the Note

(t) Indemnification.  Borrower shall indemnify Lender, including each party owning an interest in the Loan and their respective officers, directors, employees and consultants (each, an “Indemnified Party”) and defend and hold each Indemnified Party harmless from and against all claims, injury, damage, loss, liability, cost and/or expense (including reasonable attorneys’ fees, costs and expenses) of any and every kind to any persons or property by reason of (i) the Construction; (ii) the sale, operation or maintenance of the Project; (iii) any claim with respect to application, disposition or return of any Earnest Money Deposit or Upgrade Deposit, (iv) any breach of representation or warranty, Default or Event of Default under this Agreement or any other Loan Document or related Document; or (v) any other matter arising in connection with the Loan, Borrower, Guarantor, any Residential Unit Purchaser or Sales Agreement, or the Project.  No Indemnified Party shall be entitled to be indemnified against its own gross negligence or willful misconduct.  The foregoing indemnification shall survive repayment of the Loan.

(u) No Additional Debt.   Except for the Senior Loan and the Loan, Borrower shall not incur or guarantee any indebtedness (whether personal or nonrecourse, secured or unsecured) other than customary trade payables paid within ninety (90) days after they are incurred.  Except for the liens securing the Senior Loan and the Loan and except for the Permitted Exceptions, Borrower shall keep the Project free and clear of liens, provided, however, mechanics’ liens may be contested in compliance with Section 15.1(f).

(v) Compliance With Laws.  Borrower shall comply with all applicable requirements (including applicable Laws) of any Governmental Authority having jurisdiction over Borrower or the Project.

(w) Organizational Documents.  Borrower shall not, without the prior written consent of Lender, permit or suffer (i) a material amendment or modification of its organizational documents (however, Lender’s consent will not be unreasonably withheld with regard to any such amendment or modification to provide for the admission of a new member, partner or shareholder as permitted by Section 17.2 of this Agreement), (ii) the admission of any new member, partner or shareholder in violation of Section 17.2 of this Agreement, or (iii) any dissolution or termination of its existence.

(x) Furnishing Reports.  Upon Lender’s request, Borrower shall provide Lender with copies of all inspections, reports, test results and other information received by any Borrower, that in any way relate to the Project or any part thereof.

(y) Management Contracts.  Borrower shall not enter into, modify, amend, terminate or cancel any Material Contract or any other management, sales or marketing contracts for the Project, without the prior written approval of Lender, not to be unreasonably withheld or delayed.

(z) Furnishing Notices.  Borrower shall provide Lender with copies of all material notices pertaining to the Project received by Borrower from any Governmental Authority, any counterparty under any Material Contract or insurance company within seven (7) days after such notice is received.  Borrower shall promptly notify Lender of any judgment entered against, or any material litigation filed against, Borrower or Guarantor.

(aa) Construction Contracts.  Borrower shall not enter into, materially modify or materially amend, or terminate or cancel the General Contract, any Subcontract or any other material contracts for the Construction, without the prior written approval of Senior Lender.  Borrower shall not enter into any contract which would cause the Senior Loan to cease to be In Balance.  Borrower will furnish Lender promptly after execution thereof, executed copies of all contracts between Borrower, architects, engineers and contractors and all Subcontracts between the General Contractor or contractors and all of their subcontractors and suppliers, which contracts and Subcontracts may not have been furnished pursuant to Section 9.1(a) at Closing.  The development agreement between the Borrower and Stratus Block 21 Investments, L.P. may be modified without Lender’s consent so long as such modification does not materially adversely affect Lender and may be terminated upon satisfaction of the same conditions as are applicable to CJUF’s replacement of Stratus Block 21 Investments, L.P. as the managing member of Borrower under Section 17.2 below.

(bb) Correction of Defects.  Within five (5) days after Borrower acquires knowledge of or receives notice of a material defect in the Improvements or any material departure from the Approved Plans and Specifications, or any other requirement of this Agreement, Borrower shall notify Lender in writing and proceed with diligence to correct all such defects and departures.

(cc) Reserved.

(dd) Food and Liquor Licenses.  Borrower does not currently believe it will, or will need to, obtain any food or liquor licenses in connection with the Project.  Instead, all such licenses will be obtained by the Hotel Operator and the lessee(s) of the Restaurant Space.

(ee) Alterations.  Without the prior written consent of Senior Lender, Borrower shall not make any material alterations to the Project (other than completion of the Construction in accordance with the Approved Plans and Specifications).

(ff) Cash Distributions.  Borrower shall not make any distributions to its partners or other equity holders, Guarantor or any Affiliate of Borrower or Guarantor until the Loan has been repaid, except as permitted under an Senior Loan Agreement.

(gg) Injunctive Proceedings.  If any proceedings are filed seeking to enjoin or otherwise prevent or declare invalid or unlawful the construction, sale, occupancy, maintenance or operation of the Project, including, without limitation, the Residential Units, Borrower shall cause such proceedings to be diligently contested in good faith, and in the event of an adverse ruling or decision, shall prosecute all allowable appeals therefrom, and shall, without limiting the generality of the foregoing, resist the entry or seek the stay of any temporary or permanent injunction that may be entered and use commercially reasonable efforts to bring about a favorable and speedy disposition of all such proceedings.  Lender’s reasonable costs and disbursements (including attorney’s fees) in connection with any such proceedings, whether or not Lender is a party thereto, shall be deemed to be expenses of the Loan payable by Borrower in accordance with Article 7 of this Agreement.

(hh) Reserved.

(ii) Operating Revenues.  In the event the Project produces gross operating revenues, Borrower shall establish with Senior Lender or Beal Bank, an interest bearing operating account for the Project (the “Project Operating Account”) into which Borrower shall deposit, on the Business Day received or, if received on a day which is not a Business Day, the first Business Day following the day of receipt, all revenue associated with the Project (including any Net Operating Income distributed by Hotel Operator to the Borrower), and from which Borrower shall make withdrawals to pay all operating expenses (other than interest on the Loan) of the Project and, to the extent of any remaining Net Operating Income, payments on the Senior Loan as set out in the Senior Loan Agreement.  Effective upon the payment in full of the Senior Loan and the release of Senior Lender’s lien on the Project Operating Account, Borrower hereby pledges to Lender, (A) the Project Operating Account and all funds on deposit therein, and, (B) to the extent permitted by, and subject to the limits of, the Hotel Operating Agreement and the Non-Disturbance Agreement, all other accounts to be established in accordance with the terms and provisions of the Hotel Operating Agreement, and all funds on deposit therein.  Prior to the opening of the Hotel, Borrower shall deliver, or shall cause to be delivered, to Senior Lender, a control agreement from each depository bank with which each such Hotel operating account has been established substantially similar in form and substance to the reasonable form of same prepared by Senior Lender’s legal counsel to the extent a pledge is permitted under the Hotel Operating Agreement and the Non-Disturbance Agreement.  Upon payment in full of the Senior Loan and the release of all of Senior Lender’s liens and security interests against the Property, Borrower shall deliver, or shall cause to be delivered, to Lender, a control agreement from each depository bank with which the Project Operating Account and each such Hotel operating account has been established substantially similar in form and substance to the reasonable form of same prepared by Senior Lender’s legal counsel to the extent a pledge is permitted under the Hotel Operating Agreement and the Non-Disturbance Agreement.

(jj) Environmental Remediation.  Borrower has performed all recommended remediation set forth in those certain Environmental Reports dated October 24, 2007, May 3, 2007, October 18, 2006, and October 9, 2009, prepared by Terracon Consultants, Inc. in each case, by the dates such remediation is recommended to be completed in such Environmental Report, except in the case of the Waste Management Plan, the water filtration system discussed in the Waste Management System shall continue to be operated and maintained in accordance with the Waste Management Plan during the construction and operation of the Project.

(kk) Hotel Documents.  Borrower shall timely perform and comply with all of its obligations under the Hotel Documents and all other agreements with Hotel Operator, Starwood Hotels & Resorts Worldwide, Inc., and their affiliates with respect to the Hotel, and shall keep all such agreements in full force and effect.  Borrower shall not modify, amend or terminate any such agreements without Lender’s prior written consent, to be given in its reasonable discretion.

(ll) Venue Documents.  Once fully executed, Borrower shall timely perform and comply with all of its obligations under the Venue Documents, shall keep all such Venue Documents in full force and effect.  Once fully executed, Borrower shall not modify, amend or terminate any such Venue Document without Lender’s prior written consent, to be given in its reasonable discretion.

(mm) Pre-sale Requirement.  The Pre-sale Requirement must remain satisfied throughout the Loan Term.

15.2	Single Purpose Entity Covenants.

Borrower hereby represents, warrants and covenants that without Lender’s prior written consent, which may be withheld in Lender’s sole discretion, and except as otherwise expressly permitted hereunder, Borrower has not, will not and shall not:

(a) engage in any business or activity other than the ownership, management, construction and operation of the Project;

(b) acquire or own any material assets other than the Project, and such incidental personal property as may be necessary for the operation of the Project;

(c) merge into or consolidate with any Person or entity or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure or acquire by purchase or otherwise all or substantially all the business or assets of, or stock or other evidence of beneficial ownership of, any Person, without in each case the prior written consent of Lender, which consent may be withheld or delayed in Lender’s sole and absolute discretion;

(d) fail to preserve its (i) existence as an entity duly organized, validly existing and in good standing under the laws of the State of Delaware or (ii) qualification to do business in the State, or without the prior written consent of Lender amend, modify, terminate or fail to comply with the provisions of Borrower’s formation documents, as same may be further amended or supplemented, if such amendment, modification, termination or failure to comply would adversely affect the ability of Borrower to perform its obligations under the applicable Loan Documents or jeopardize Borrower’s existence as a single purpose entity;

(e) own any subsidiary or make any investment in, any Person without the consent of Lender;

(f) commingle its assets with the assets of any of its Affiliates, or of any other Person;

(g) incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than other indebtedness, if any, expressly permitted under this Agreement, provided that any such debt is paid before such payments are past due;

(h) become insolvent and fail to pay its debts, liabilities and obligations of any kind, including all administrative expenses, from its own separate assets as the same shall become due;

(i) fail to maintain its records, books or accounts and bank accounts separate and apart from those of any Affiliate of Borrower, any Affiliate of a partner of Borrower and any other Person or entity;

(j) enter into any contract or agreement with any of its Affiliates except on terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than an Affiliate or as provided in this Agreement;

(k) seek the dissolution or winding up in whole, or in part, of Borrower;

(l) maintain its assets in such manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any partner, member, constituent, principal or Affiliate of Borrower, or any member, general partner, principal or Affiliate thereof, or any other person;

(m) hold itself out to be responsible for the debts of another Person except as specifically permitted in this Agreement;

(n) make any loans or advances to any third party, including any partner, member, constituent, principal or Affiliate of Borrower or any member, general partner, principal or Affiliate thereof;

(o) fail to file its own tax returns; provided, however, that Borrower may file a consolidated tax return with any of its Affiliates, but only because such consolidated tax return is required by applicable Laws, and provided such consolidated tax return includes footnotes identifying the separate assets or liabilities of Borrower and/or its Affiliates, as applicable;

(p) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not (a) to mislead others as to the identity with which such other party is transacting business, or (b) to suggest that it is responsible for the debts of any third party (including any partner, principal, member of Affiliate or Borrower, or any partner, principal, member or Affiliate thereof) except as specifically permitted in this Agreement;

(q) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(r) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors;

(s) fail to maintain a reasonably sufficient number of employees in light of its contemplated business operations if any employees are required for the contemplated business operations;

(t) fail to allocate fairly and reasonably any overhead expenses that are shared with any of their respective partners, members, principals or Affiliates of Borrower, any guarantor or indemnitor, or any partner, member, principal or Affiliate thereof, including paying for office space and services performed by any employee of any of their respective partners, of any members, principals or Affiliates, any guarantor or indemnitor, or any partner, member, principal or Affiliate of any thereof;

(u) except to the extent required by generally accepted accounting principles or applicable law, fail to maintain separate financial statements, which shows its assets and liabilities, separate and apart from those of any other Person or entity and not have its assets listed in the financial statement of any other entity; or

(v) fail to correct any known misunderstanding regarding its separate identity.

15.3	Authorized Representative.

Borrower hereby appoints the Authorized Representative as its authorized representative for purposes of dealing with Lender on behalf of Borrower in respect of any and all matters in connection with this Agreement, the other Loan Documents, and the Loan.  The Authorized Representative shall have the power, in his discretion, to give and receive all notices, monies, approvals, and other documents and instruments, and to take any other action on behalf of Borrower.  All actions by the Authorized Representative shall be final and binding on Borrower.  Lender may rely on the authority given to the Authorized Representative until actual receipt by Lender of a duly authorized resolution substituting a different person as the Authorized Representative.  If Borrower appoints more than one Authorized Representative, the action of any one Authorized Representative shall be binding and sufficient.

15.4	Negative Covenants.

Borrower hereby covenants and agrees that it shall not, without Lender’s prior written consent, which consent may be withheld in Lender’s sole and absolute discretion:

(a) transfer, convey or assign the Property or any part thereof (other than sales of Residential Units in accordance with Article 14), to any Person, including, but not limited to a transfer in lieu of foreclosure to Senior Lender;

(b) permit any of its members, or constituent members, partners or shareholders thereof, to voluntarily transfer, convey or assign any of their respective direct or indirect equity interests in Borrower to Senior Lender, other than pursuant to a foreclosure of Senior Lender’s liens on such member interests under the Senior Loan Documents; or

(c) request, consent or agree to an increase in Senior Lender’s loan commitment pursuant to the Senior Loan Agreement in an amount that exceeds $120,000,000, less all prepayments of the Senior Loan received by Senior Lender, or to a conversion of the Senior Loan to a revolving credit facility.

ARTICLE 16

CASUALTIES AND CONDEMNATION

16.1	Lender’s Election to Apply Proceeds on Indebtedness.

(a) Subject to the provisions of the Intercreditor Agreement and to the provisions of Section 16.1(b) below, Lender may elect to negotiate, settle, collect, retain and apply upon the indebtedness of Borrower under this Agreement or any of the other Loan Documents all proceeds of insurance or condemnation (individually and collectively referred to as “Proceeds”) after deduction of all expenses of collection and settlement, including reasonable attorneys’ and adjusters’ fees and charges.  After the Senior Loan has been paid in full, Lender shall have the right to participate with Borrower in negotiation of any settlement, adjustment or compromise of any claim arising in connection with a casualty to the Improvements or any condemnation of all or part of the Project; provided, however, if an Event of Default exists, Lender shall have the right to settle any claim without Borrower’s participation or consent.  Subject to the provisions of the Intercreditor Agreement, any Proceeds remaining after repayment of the indebtedness under the Loan Documents shall be paid by Lender to Borrower.

(b) Notwithstanding anything in Section 16.1(a) to the contrary, and subject to the provision of the Intercreditor Agreement in the event of any casualty to the Improvements or any condemnation of part of the Project, Lender agrees to make available the Proceeds for restoration of the Improvements if and as required by the Non-Disturbance Agreement or if (i) no Event of Default or material Default exists, (ii) all Proceeds are deposited with Lender, (iii) in Lender’s reasonable judgment, the amount of Proceeds available for restoration of the Improvements (together with undisbursed proceeds of the Loan, if any, allocated for the cost of the Construction and any sums deposited with Lender by Borrower for such purpose) is sufficient to pay the full and complete costs of such restoration, (iv) the cost of restoration does not exceed twenty percent (20%) of the stated amount of the Note, (v) if Lender determines that the cost of restoration exceeds $5,000,000, Lender determines in its reasonable discretion that the values set forth in the Appraisal reviewed and approved by Lender at Closing remain valid; (vi) in Lender’s reasonable determination, the Project can be restored to an architecturally and economically viable project in compliance with applicable Laws, (vii) Guarantor reaffirms the Guaranty in writing, (viii) Borrower shall have provided evidence reasonably acceptable to Lender that following restoration (and completion of the Project) the Pre-Sale Requirement will remain satisfied, (ix) the Hotel Documents, and the Venue Documents, will each remain in full force and effect; and (x) in Lender’s reasonable determination, such restoration is likely to be completed so that the Residential Units sufficient to satisfy the Pre-sale Requirement may be delivered to all

Residential Unit Purchasers prior to the outside delivery dates contained in their respective Sales Agreements and in any event not later than the Maturity Date.  On and after such time as the condominium is formed, Borrower agrees to vote its votes with respect to all unsold Residential Units (and to cause all Borrower appointed directors to vote their votes) in a manner consistent with the provisions of this Article 16.

16.2	Borrower’s Obligation to Rebuild and Use of Proceeds Therefor.

In case Lender does not elect to apply or does not have the right to apply the Proceeds to the indebtedness, as provided in Section 16.1 above, Borrower shall:

(a) Proceed with diligence to make settlement with insurers or the appropriate Governmental Authorities and cause the Proceeds to be deposited with Senior Lender;

(b) In the event the Proceeds and the available proceeds of the Loan are insufficient to assure Lender that the Senior Loan will be In Balance, promptly deposit with Senior Lender any amount necessary to place the Senior Loan In Balance; and

(c) Promptly proceed with the assumption of construction of the Improvements, including the repair of all damage resulting from such fire, condemnation or other cause and restoration to its former condition.

ARTICLE 17

ASSIGNMENTS BY LENDER AND BORROWER

17.1	Assignments and Participations.

Lender may from time to time, with written notice to Borrower, sell all or any part of the Loan and the Loan Documents (or any interest therein) and may grant participations in the Loan (i) if and to the extent required by applicable regulatory authority and (ii) to any Affiliate of Lender.  Except as provided in the preceding sentence, Lender will not sell all or any part of the Loan or grant participation in the Loan without Borrower’s prior written consent. Borrower agrees to reasonably cooperate with Lender’s efforts to do any of the foregoing and to execute all documents reasonably required by Lender in connection therewith that do not materially adversely affect Borrower’s or Guarantor’s rights under the Loan Documents or materially increase Borrower’s or Guarantor’s obligations under the Loan Documents.  No such assignment or participation will release Lender from any liability under the Loan Documents.

17.2	Prohibition of Assignments and Transfers by Borrower.

Borrower shall not assign or attempt to assign its rights under this Agreement and any purported assignment shall be void.  Without the prior written consent of Lender, in Lender’s sole discretion, Borrower shall not suffer or permit any change in the ownership, or management or economic interests (whether direct or indirect) of the Project, or any Transfer.  Notwithstanding the foregoing, so long as all owners of interests in Borrower satisfy the requirements of Section 3.1(y) above (a) so long as CJUF continues to hold the ownership interest in Borrower which CJUF held at Closing and no monetary Event of Default then exists, or if a monetary Event of Default does exist and is cured by Borrower or CJUF, CJUF may  with prior written notice to Lender (but without Lender’s consent) replace Stratus Block 21 Investments, L.P. as the managing member of Borrower (with Stratus Block 21 Investments, L.P. retaining its current ownership interest but as non-managing member), (b) even if a monetary Event of Default then exists, so long as CJUF continues to hold the ownership interest in Borrower which CJUF held at Closing, CJUF may request that Lender approve CJUF replacing Stratus Block 21 Investments, L.P. as managing member of Borrower (with Stratus Block 21 Investments, L.P. retaining its current ownership interest but as non-managing member), and Lender shall grant or deny such consent in its reasonable discretion, (c) any buyout of a member’s interest or change in control permitted by the Operating Agreement of Borrower, as such Operating Agreement has been consented to by Lender, may be effected provided all membership interests in Borrower remain encumbered by the Pledge Agreement, it being agreed that when and as required by Lender, any new member in Borrower must execute and deliver to Lender a Joinder Agreement relating to the Pledge Agreement, and (d) the following Transfers of interests in Borrower’s direct or indirect constituent entities shall be permitted without Lender’s consent:  (i) Transfers of direct or indirect interests in Canyon-Johnson Urban Fund II, L.P., (ii) Transfers of non-controlling interests in Guarantor, (iii) the transfer of an interest of no more than twenty percent (20%) in Borrower to Wheelock Street Capital (or an entity affiliated with Wheelock Street Capital) or another preferred equity provider who may provide up to $35,000,000.00 of equity through Borrower for the Project and any transfers of direct and indirect interests in that new equity partner; (iv) Leases permitted hereunder; and (v) the sale and release of Residential Units pursuant to Article 14 hereof.  Borrower may also dispose of immaterial quantities of personal property in the ordinary course of business without Lender’s prior consent.

17.3	Prohibition of Transfers in Violation of ERISA.

In addition to the prohibitions set forth in Section 17.2 above, Borrower shall not assign, sell, pledge, encumber, transfer, hypothecate or otherwise dispose of its interest or rights in this Agreement or in the Project, or attempt to do any of the foregoing or suffer any of the foregoing, nor shall any party owning a direct or indirect interest in Borrower assign, sell, pledge, mortgage, encumber, transfer, hypothecate or otherwise dispose of any of its rights or interest (direct or indirect) in Borrower, attempt to do any of the foregoing or suffer any of the foregoing, if such action would cause the Loan, or the exercise of any of Lender’s rights in connection therewith, to constitute a prohibited transaction under ERISA or the Internal Revenue Code or otherwise result in Lender being deemed in violation of any applicable provision of ERISA.  Borrower agrees to indemnify and hold Lender free and harmless from and against all losses, costs (including reasonable attorneys’ fees and expenses), taxes, damages (including consequential damages) and expenses Lender may suffer by reason of the investigation, defense and settlement of claims and in obtaining any prohibited transaction exemption under ERISA necessary or desirable in Lender’s sole judgment or by reason of a breach of the foregoing prohibitions.  The foregoing indemnification shall be a recourse obligation of Borrower and shall survive repayment of the Note, notwithstanding any limitations on recourse contained herein or in any of the Loan Documents.

17.4	Successors and Assigns.

Subject to the foregoing restrictions on transfer and assignment contained in this Article 17, this Agreement shall inure to the benefit of and shall be binding on the parties hereto and their respective successors and permitted assigns.

ARTICLE 18

TIME OF THE ESSENCE

18.1	Time is of the Essence.

Time is of the essence under this Agreement.

ARTICLE 19

EVENTS OF DEFAULT

19.1	Events of Default.

The occurrence of any one or more of the following shall constitute an “Event of Default” as said term is used herein:

(a) Failure of Borrower (i) to make any principal, interest or other payment on or with regard to the Loan, when due, and such payment remains unpaid upon the expiration of five (5) days following the date written notice of such failure to pay is provided to Borrower; provided, however, the Lender shall not be obligated to provide any such written notice or cure period in regard to the payment due on the Loan on the maturity date of the Loan, whether such maturity date is the stated Maturity Date thereof or any accelerated maturity date declared by the Lender pursuant to the Loan Documents or (ii) to observe or perform any of the other covenants or conditions by Borrower to be performed under the terms of this Agreement or any other Loan Document for a period of thirty (30) days after written notice from Lender, provided that if any such failure concerning a non-monetary covenant or condition is susceptible to cure and cannot reasonably be cured within said thirty (30) day period, then Borrower shall have an additional ninety (90) day period to cure such failure and no Event of Default shall be deemed to exist under this paragraph (a) so long as Borrower commences such cure within the initial thirty (30) day period and diligently and in good faith pursues such cure to completion within the one hundred and twenty (120) day period from the date of Lender’s notice; and provided further that if a different notice or grace period is specified under any other subsection of this Article 19 with respect to a particular breach, or if another subsection of this Article 19 applies to a particular breach and does not expressly provide for a notice or grace period, the specific provision shall control.

(b) An Event of Default under any of the Senior Loan Documents.

(c) [reserved]

(d) The bankruptcy or insolvency of the General Contractor and failure of Borrower to procure a contract with a new contractor satisfactory to Lender within forty-five (45) days from the occurrence of such bankruptcy or insolvency.

(e) Any Transfer or other disposition in violation of Section 17.2 or 17.3.

(f) Any warranty, representation, statement, report or certificate made now or hereafter by Borrower or any Guarantor is untrue or incorrect in any material respect at the time made or delivered, provided that if such breach is reasonably susceptible to cure, then no Event of Default shall exist so long as Borrower cures said breach (i) within the notice and cure period provided in (a)(ii) above.

(g) Borrower or Guarantor shall commence a voluntary case concerning Borrower or Guarantor under the Bankruptcy Code; or an involuntary proceeding is commenced against Borrower or Guarantor under the Bankruptcy Code and relief is ordered against Borrower or Guarantor, or the petition is controverted but not dismissed or stayed within sixty (60) days after the commencement of the case, or a custodian (as defined in the Bankruptcy Code) is appointed for or takes charge of all or substantially all of the property of Borrower or Guarantor; or Borrower or Guarantor commences any other proceedings under any reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar Law of any jurisdiction whether now or hereafter in effect relating to Borrower or Guarantor; or there is commenced against Borrower or Guarantor any such proceeding that remains undismissed or unstayed for a period of sixty (60) days; or Borrower or Guarantor fails to controvert in a timely manner any such case under the Bankruptcy Code or any such proceeding, or any order of relief or other order approving any such case or proceeding is entered; or Borrower or Guarantor by any act or failure to act indicates its consent to, approval of, or acquiescence in any such case or proceeding or the appointment of any custodian or the like of or for it for any substantial part of its property or suffers any such appointment to continue undischarged or unstayed for a period of sixty (60) days.

(h) Borrower or Guarantor shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall consent to the appointment of a receiver or trustee or liquidator of all of its property or the major part thereof or if all or a substantial part of the assets of Borrower or Guarantor are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any receiver, trustee, custodian or assignee for the benefit of creditors.

(i) Borrower or Guarantor shall dissolve or its existence shall otherwise terminate.

(j) Guarantor shall breach any of the Guarantor Financial Covenants.

(k) Borrower is enjoined, restrained or in any way prevented by any court order from constructing or operating the Project or marketing or selling Residential Units for a period in excess of thirty (30) days.

(l) One or more final, unappealable judgments are entered against (i) Borrower in amounts aggregating in excess of $250,000, or (ii) against Guarantor in amounts aggregating in excess of $250,000 for Guarantor, and said judgments are not paid, stayed or bonded over within thirty (30) days after entry.

(m) Borrower or Guarantor shall fail to pay any debt owed by it or him, as applicable, when due (either by maturity (without forbearance) or acceleration) to Lender or any other party (other than a failure or default for which Borrower’s maximum liability does not exceed $200,000 and Guarantor’s maximum liability does not exceed $500,000).

(n) If a Material Adverse Change occurs with respect to Borrower, the Project or Guarantor.

(o) Borrower shall fail to comply with its obligations under this Agreement and/or any other Loan Document relating to the obtaining and maintenance of insurance coverages.

(p) The Pre-Sale Requirement shall cease to be satisfied.

(q) Borrower shall default under any of the Hotel Documents and shall fail to cure such default within the shorter of (i) the applicable cure period set forth in Section 19.1(a), and (ii) the applicable grace or cure period set forth in the applicable Hotel Document, or any Hotel Document shall otherwise cease to be in full force and effect (or any other event occurring thereunder which would give the Hotel Operator the right to terminate a Hotel Document).

(r) Borrower shall default under any Material Contract, other than the Hotel Documents, and shall fail to cure such default within the shorter of the applicable cure period set forth in Section 19.1(a) or the applicable grace or cure period set forth in such Material Contract, or such Material Contract shall otherwise cease to be in full force and effect.

(s) The occurrence of any other event or circumstance identified as an Event of Default in this Agreement or under any of the other Loan Documents and the expiration of any applicable grace or cure periods, if any, specified for such Event of Default herein or therein, as the case may be.

ARTICLE 20

LENDER’S REMEDIES IN EVENT OF DEFAULT

20.1	Remedies Conferred Upon Lender.

Upon the occurrence and during the continuance of any Event of Default, but subject in all events to the provisions of the Intercreditor Agreement, Lender may pursue any one or more of the following remedies concurrently or successively, in the sole discretion of Lender, it being the intent hereof that none of such remedies shall be to the exclusion of any other:

(a) Accelerate the Maturity Date and declare the Note to be immediately due and payable.

(b) Reserved.

(c) Exercise or pursue any other remedy or cause of action permitted under this Agreement and/or any of the other Loan Documents (including, without limitation, the exercise of the power of sale under the Deed of Trust), or conferred upon Lender by operation of Law.

Notwithstanding the foregoing, upon the occurrence of any Event of Default under Section 19.1(g) with respect to Borrower, all amounts evidenced by the Note shall automatically become due and payable, without any presentment, demand, protest or notice of any kind to Borrower.

ARTICLE 21

GENERAL PROVISIONS

21.1	Captions.

The captions and headings of various Articles, Sections and subsections of this Agreement and Exhibits pertaining hereto are for convenience only and are not to be considered as defining or limiting in any way the scope or intent of the provisions hereof.

21.2	Modification; Waiver.

No modification, waiver, amendment or discharge of this Agreement or any other Loan Document shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment or discharge is sought.

21.3	Governing Law.

Irrespective of the place of execution and/or delivery, this Agreement shall be governed by, and shall be construed in accordance with, the laws of the State of Texas.

21.4	Acquiescence Not to Constitute Waiver of Lender’s Requirements.

Each and every covenant and condition for the benefit of Lender contained in this Agreement may be waived by Lender, provided, however, that to the extent that Lender may have acquiesced in any noncompliance with any construction or nonconstruction conditions precedent to the Closing Funding, the Full Opening of the Loan or to any subsequent disbursement of Loan proceeds, such acquiescence shall not be deemed to constitute a waiver by Lender of such requirements with respect to any future disbursements of Loan proceeds.

21.5	Disclaimer by Lender.

This Agreement is made for the sole benefit of Borrower and Lender, and no other person or persons shall have any benefits, rights or remedies under or by reason of this Agreement, or by reason of any actions taken by Lender pursuant to this Agreement.  Lender shall not be liable to any contractors, subcontractors, supplier, architect, engineer, tenant or other party for labor or services performed or materials supplied in connection with the Construction.  Lender shall not be liable for any debts or claims accruing in favor of any such parties against Borrower or others or against the Project.  Lender, by making the Loan or taking any action pursuant to any of the Loan Documents, shall not be deemed a partner or a joint venturer with Borrower or fiduciary of Borrower.  No payment of funds directly to a contractor or subcontractor or provider of services shall be deemed to create any third-party beneficiary status or recognition of same by Lender.  Without limiting the generality of the foregoing:

(a) Lender shall have no liability, obligation or responsibility whatsoever with respect to the Construction.  Any inspections of the Construction made by or through Lender are for purposes of administration of the Loan only and neither Borrower nor any third party is entitled to rely upon the same with respect to the quality, adequacy or suitability of materials or workmanship, conformity to the Plans and Specifications, state of completion or otherwise;

(b) Lender neither undertakes nor assumes any responsibility or duty to Borrower to select, review, inspect, supervise, pass judgment upon or inform Borrower of any matter in connection with the Project, including matters relating to the quality, adequacy or suitability of:  (i) the Plans and Specifications, (ii) architects, contractors, subcontractors and material suppliers employed or utilized in connection with the Construction, or the workmanship of or the materials used by any of them, or (iii) the progress or course of Construction and its conformity or nonconformity with the Plans and Specifications; Borrower shall rely entirely upon its own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information to Borrower by Lender in connection with such matters is for the protection of Lender only, and neither Borrower nor any third party is entitled to rely thereon; and

(c) Lender owes no duty of care to protect Borrower or Guarantor, any Tenant or Residential Unit Purchaser or any other person or entity against negligent, faulty, inadequate or defective building or construction.

21.6	Partial Invalidity; Severability.

If any of the provisions of this Agreement, or the application thereof to any person, party or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision or provisions to persons, parties or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

21.7	Definitions Include Amendments.

Definitions contained in this Agreement that identify documents, including, but not limited to, the Loan Documents, shall be deemed to include all amendments and supplements to such documents from the date hereof, and all future amendments, modifications, and supplements thereto entered into from time to time to satisfy the requirements of this Agreement or otherwise with the consent of Lender.  Reference to this Agreement contained in any of the foregoing documents shall be deemed to include all amendments and supplements to this Agreement.

21.8	Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

21.9	Entire Agreement.

This Agreement, taken together with all of the other Loan Documents and all certificates and other documents delivered by Borrower to Lender, embodies the entire agreement and supersede all prior agreements, written or oral, relating to the subject matter hereof.

21.10	Reserved.

21.11	References to Senior Loan Agreement and Concurrent Lenders Approval.

Notwithstanding any provision herein to the contrary, wherever in this Agreement there are references to “in accordance with the terms of the Senior Loan Agreement”, or similar words, if the Senior Loan has been paid in full, Borrower shall still comply with such provisions even though the Senior Loan Agreement is no longer in effect (except to the extent such provisions clearly no longer apply), and any approvals or consents required by Senior Lender pursuant to such provisions shall be made by Lender.  Notwithstanding any provision herein to the contrary, (i) whenever both the Senior Lender’s approval and/or the Lender’s approval are required under the Loan Documents and the Senior Loan Documents for the same matter, an approval by the Senior Lender shall be deemed an approval by the Lender under the Loan Documents; (ii) whenever Lender approval is required under the Loan Documents and the same matter requires Senior Lender approval under the Senior Loan Documents, an approval by the Senior Lender shall be deemed an approval by the Lender under the Loan Documents; and (iii) the Loan Documents and all rights and remedies of Lender under the Loan Documents are subject and subordinate to the Senior Loan Documents as provided in the Intercreditor Agreement.

21.12	Jurisdiction.

TO THE GREATEST EXTENT PERMITTED BY LAW, BORROWER HEREBY WAIVES ANY AND ALL RIGHTS TO REQUIRE MARSHALLING OF ASSETS BY LENDER.  WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THIS AGREEMENT (EACH, A “PROCEEDING”), BORROWER IRREVOCABLY (a) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS HAVING JURISDICTION IN THE COUNTY OF DALLAS AND STATE OF TEXAS, AND (b) WAIVES ANY OBJECTION THAT IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH

RESPECT TO SUCH PROCEEDING, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY.  NOTHING IN THIS AGREEMENT SHALL PRECLUDE LENDER FROM BRINGING A PROCEEDING IN ANY OTHER JURISDICTION NOR WILL THE BRINGING OF A PROCEEDING IN ANY ONE OR MORE JURISDICTIONS PRECLUDE THE BRINGING OF A PROCEEDING IN ANY OTHER JURISDICTION.  BORROWER FURTHER AGREES AND CONSENTS THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY PROCEEDING IN ANY TEXAS STATE OR UNITED STATES COURT HAVING JURISDICTION OVER THE COUNTY OF DALLAS, TEXAS MAY BE MADE, TO THE EXTENT PERMITTED BY LAW, BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO BORROWER AT THE ADDRESS INDICATED BELOW, AND SERVICE SO MADE SHALL BE COMPLETE UPON RECEIPT; EXCEPT THAT IF BORROWER SHALL REFUSE TO ACCEPT DELIVERY (AS OPPOSED TO UNABLE TO RECEIVE DELIVERY), SERVICE SHALL BE DEEMED COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED.

21.13	Reserved.

21.14	Binding Effect.

The covenants, conditions, waivers, releases and agreements contained in this Agreement shall bind, and the benefits thereof shall inure to the parties hereto and their respective heirs, executors, administrators, successors and assigns.

21.15	Waiver of Accord and Satisfaction.

Borrower hereby expressly waives any and all rights to effect an accord and satisfaction of any secured obligation or any other debt of Borrower to Lender in accordance with section 3-311 of the UCC.

ARTICLE 22

NOTICES

Any notice, demand, request or other communication that any party hereto may be required or may desire to give hereunder shall be in writing and shall be deemed to have been properly given (a) if hand delivered, when delivered; (b) if by Federal Express or other reliable overnight courier service, on the next Business Day after delivered to such courier service or (c) if by telecopier on the day of transmission so long as copy is sent on the same day by overnight courier as set forth below:

If to Borrower:

c/o Stratus Properties

98 San Jacinto, Suite 220

Austin, Texas 78701

Attention:	W.H. Armstrong III

Telephone:	(512) 478-6396

Facsimile:	(512) 478-5788

And to:

Armbrust & Brown, L.L.P.

100 Congress Avenue, Suite 1300

Austin, Texas 78701

Attention:	Kenneth N. Jones, Esq.

Telephone:	(512) 435-2312

Facsimile:	(512) 435-2360

And to:

Canyon-Johnson Urban Funds

2000 Avenue of the Stars, 11th Floor

Los Angeles, California 90067

Attention:	Head of Asset Management

Telephone:	(310) 272-1500

Facsimile:	(310) 272-1523

And to:

Canyon-Johnson Urban Funds

2000 Avenue of the Stars, 11th Floor

Los Angeles, California 90067

Attention:	General Counsel

Telephone:	(310) 272-1500

Facsimile:	(310) 272-1523

And to:

DLA Piper US LLP

550 South Hope Street, Suite 2300

Los Angeles, California 90071

Attention:	Steven A. Fein, Esq.

Telephone:	(213) 330-7772

Facsimile:	(213) 330-7572

If to Lender:

Hunter’s Glen/Ford Investments I LLC
200 Crescent Court, Suite 1350
Dallas, Texas 75201
Attention:	President
Telephone:	214.871.5131
Facsimile:	214.871.5199

With a copy to:

Haynes and Boone LLP

2323 Victory Avenue, Suite 700

Dallas, Texas 75219

Attention:                      William C. Wilshusen, Esq.

Telephone                      214.651.5595

Facsimile                         214.200.0635

or at such other address as the party to be served with notice may have furnished in writing to the party seeking or desiring to serve notice as a place for the service of notice.

ARTICLE 23

WAIVER OF JURY TRIAL

BORROWER AND LENDER EACH WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP THAT IS THE SUBJECT OF THIS AGREEMENT AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

EXECUTED as of the date first set forth above.

BORROWER:

CJUF II STRATUS BLOCK 21 LLC,
a Delaware limited liability company

By:        Stratus Block 21 Investments, L.P.,
a Texas limited partnership, Manager

By:          Stratus Block 21 Investments GP, L.L.C.,
a Texas limited liability company,
General Partner

By:      /s/ Erin D. Pickens
Name:           Erin D. Pickens
Title:           Senior Vice President

By:        CJUF II Block 21 Member, LLC,
a Delaware limited liability company, Member

By:          Canyon-Johnson Urban Fund II, L.P.,
a Delaware limited partnership, Member

By:          Canyon-Johnson Realty Advisors II LLC,
a Delaware limited liability company,
General Partner

By:     /s/ K. Robert Turner
Name:          K. Robert Turner
Title:            Managing Partner

LENDER:

HUNTER’S GLEN/FORD INVESTMENTS I LLC

By:
Name:
Title:

EXHIBIT A

Legal Description of Land

Lots 1 through 12, Block 21, of the Original City of Austin, Travis County, Texas, according to the map or plat of record in the General Land Office of the State of Texas, together with the area within the alley traversing said Block, which was vacated by Ordinance recorded under Document No. 1999086902 and described in Memorandum Designating the Vacation of a 20 foot wide alley on Block 21 and Block 22, in the City of Austin as recorded under Document No. 2004040650 of the Official Public Records of Travis County, Texas.

Exhibit A - Page 1

EXHIBIT B

Construction Schedule

[See Attached]

Exhibit B - Page 1

EXHIBIT C

Permitted Exceptions

1.	Restrictive Covenants recorded under Document No(s). 2006234734, 2006240877, 2007225317, 2008013712, 2008078527, 2008085863 and 2009176432 of the Official Public Records of Travis County, Texas.

2.
All interest in all oil, gas and other minerals reserved by Missouri Pacific Railroad Company in instrument recorded in Volume 8687, Page 248 of the Real Property Records of Travis County, Texas, as modified and amended by the Modification of Mineral Reservation dated January 7, 2000, recorded under Document No. 2000010490 in the Official Public Records of Travis County, Texas.  (Surface Rights waived therein) (Lots 7-12).

3.
The terms, conditions and stipulations, including but not limited to repurchase rights, set forth in that certain Special Warranty Deed dated to be effective December 15, 2006 and recorded under Document No. 2006240878 of the Official Public Records of Travis County, Texas, as further affected by Estoppel Certificate and Agreements recorded under Document No(s). 2008078527, 2008085863, and 2009176432 of the Official Public Records of Travis County, Texas and Estoppel Certificate and Agreement recorded concurrently with this Deed of Trust.

4.
The terms, conditions and stipulations set out in that certain Restrictive Covenant Regarding Unified Development and Maintenance of Drainage Facilities dated January 9, 2008, recorded under Document No. 2008013712 of the Official Public Records of Travis County, Texas.

5.
The terms, conditions and stipulations set out in that certain Temporary Right of Way Encroachment License Agreement dated June 4, 2008, recorded under Document No. 2008094734 of the Official Public Records of Travis County, Texas.

6.
The terms, conditions and stipulations set out in that certain Temporary Right of Way Encroachment License Agreement dated August 29, 2008, recorded under Document No. 2008151032 of the Official Public Records of Travis County, Texas.

7.
Terms, conditions and stipulations set out in that certain Operating Agreement dated October 26, 2006, as amended by First Amendment to Operating Agreement dated January 30, 2008 (and by Second Amendment to Operating Agreement dated as of May 6, 2008), as evidenced by Subordination and Non-Disturbance Agreement, recorded under Document No. 2008078528 of the Official Public Records of Travis County, Texas, as further evidenced by Subordination and Non-Disturbance Agreement recorded under Document No. 2009176433 of the Official Public Records of Travis County, Texas, and as further evidenced by Subordination and Non-Disturbance Agreement in recorded concurrently with this Deed of Trust.

Exhibit C - Page 1

8.
Apparent easement evidenced by the location of electric meter outside of a dedicated easement as shown on the Survey dated March 24, 2010, prepared by William H. Ramsey, Registered Professional Land Surveyor No. 4532.

9.
The terms, conditions and stipulations set out in that certain Electric Utility Easement and Vault Agreement dated August 4, 2009, recorded under Document No. 2009133082 of the Official Public Records of Travis County, Texas.

10.	The terms, conditions and stipulations set out in that certain Estoppel Certificate and Agreement recorded under Document No. 2009176432 of the Official Public Records of Travis County, Texas.

Exhibit C - Page 2

EXHIBIT D

Hunter’s Glen/Ford Investments I LLC
Attn:  President
200 Crescent Court, Suite 1350
Dallas, Texas  75201

Re:
CJUF II Stratus Block 21 LLC:  Loan Agreement by and between CJUF II Stratus Block 21 LLC and Hunter’s Glen/Ford Investments I LLC, dated as of March 31, 2010 (“Loan Agreement”); Certificate Concerning Litigation

Dear ________:

By my signature below, I certify pursuant to Section 8.1(f) of the Loan Agreement that as of the date of this certificate to the best of my knowledge, there is no litigation or proceedings pending or threatened that is reasonably and likely to cause a Material Adverse Change (as defined in the Loan Agreement) with respect to the Borrower.

BORROWER:

CJUF II STRATUS BLOCK 21 LLC,
a Delaware limited liability company

By:        Stratus Block 21 Investments, L.P.,
a Texas limited partnership, Manager

By:          Stratus Block 21 Investments GP, L.L.C.,
a Texas limited liability company,
General Partner

By:
William H. Armstrong, III, President

Exhibit D - Page 1

EXHIBIT E

INSURANCE REQUIREMENTS DURING AND POST CONSTRUCTION

I.           Insurance.  Borrower shall obtain, and maintain at all times during term of the Loan, such insurance as Hunter’s Glen/Ford Investments I LLC (“Lender”) may reasonably require, including, but not limited to the insurance coverage set forth below.  Unless otherwise expressly defined herein, capitalized terms set forth in this Exhibit are terms of art, as used in and understood in the insurance industry or are defined terms in the Loan Agreement to which this is attached.

A.           During Construction.

(a)           Builder’s Risk.  From the closing of the loan until replaced by permanent property insurance, “All Risk” form of Builder’s Risk Insurance, in such amount as Lender shall reasonably require, but in no event less than 100% of the replacement cost value of the Project (including Upgrades and any leasehold improvements) (the “Builder’s Risk Insurance”).  Such policy shall be written on a Builder’s Risk Completed Value Form (100% non-reporting) or its equivalent and shall not contain a permission to occupy limitation or a coinsurance clause.  Such policy shall not have exclusion for sidewalks, retaining walls or underground property.  The policy shall include coverage for Flood and Earthquake with sub-limits no less than $250,865,764 per occurrence and in the annual aggregate. Such insurance policy shall also include coverage for:

(i)
Loss suffered with respect to Borrower’s materials, equipment, machinery, and supplies whether on-site, in transit, or stored off site, with a limit in amounts sufficient to cover the replacement cost of such exposure subject to a minimum limit of $10,000,000 for both transit and off site storage (per location)  provided that Borrower shall obtain or cause to be obtained additional insurance whenever the value of materials in transit or storage exceed those limits;

(ii)
$21,820,000 in coverage will be provided for additional Soft Cost expenses including coverage for all types (including but not limited to interest expense; fees; and plans, specifications, blueprints and models, in connection with any restoration following an insured loss);

(iii)	If applicable, loss or delay of rental income will be provided up to a minimum of $12,302,173 on an actual loss sustained basis.

(b)           Comprehensive Broad Form Boiler and Machinery Insurance, covering all mechanical and electrical apparatus and pressure vessels.  Such insurance shall provide coverage against loss or damage from an accident to and/or caused by boilers and machinery, including but not limited to: heating

Exhibit E - Page 1

apparatus, pressure vessels, pressure pipes, electrical or air conditioning equipment on a blanket comprehensive coverage form, in such amount as Lender shall reasonably approve but no less than $10,000,000.  All exclusions for testing shall be removed.

(c)           Professional Liability.  Borrower will require the architect, engineers (including Structural and MEP contractors) and all other design professionals retained by Borrower to purchase and maintain continuous professional liability coverage in the amount of $1,000,000 per claim.  This policy may be on a “claims made” basis, and shall include coverage for bodily injury and property damage and retroactive coverage back to the first date that professional services were provided to the Project.

(d)           Commercial General Liability and Umbrella Liability coverage, for contractors excluded from the Owner Controlled Insurance Program, including but not limited to, coverage for Personal Injury, Bodily Injury, Death, Property Damage, with limits of not less than $2,000,000 per occurrence and in the annual aggregate.  he policies described in this paragraph shall cover, without limitation: elevators, escalators, independent contractors, contractual liability (covering, to the maximum extent permitted by the commercial general liability policy, Borrower’s obligation to indemnify Lender as required under this Exhibit) and Products and Completed Operations Liability coverage. Coverage should also include host liquor liability. Borrower shall add Lender, its directors, officers, employees and agents as additional insured.

(e)           Worker’s Compensation.  Worker’s compensation insurance, for contractors excluded from the Owner Controlled Insurance Program, covering Borrower and its employees at the site to the extent required, and in the amounts required by applicable Laws.  An endorsement providing U.S. Longshore and Harbor Workers Compensation Act (USL&HW) coverage should be added on an “if any” basis if there is an exposure.

(f)           Employers Liability.  If applicable in the amount of $1,000,000 per accident, $1,000,000 per illness, per employee and $1,000,000 per illness, in the aggregate, for contractors excluded from the Owner Controlled Insurance Program.

(g)           Owner Controlled Insurance Program.  The following coverage shall be provided by the Borrower for all enrolled parties. Coverage shall include Borrower as an additional insured on the general liability and excess liability policies. If applicable, the Workers Compensation/Employers Liability policy shall also cover the Borrower.

(i)           Workers’ Compensation Insurance - Statutory Limits of the Workers’ Compensation Laws of the State of Texas, with Coverage B - Employer’s Liability (with limits of $1,000,000 each accident for Bodily Injury by accident, $1,000,000 each employee for Bodily Injury by disease

Exhibit E - Page 2

and $1,000,000 policy limit Bodily Injury by disease), covering operations of the enrolled party performing Work at the project site.

Coverage under the CIP will remain in force through completion or other similar period described in the CIP policy. This insurance is extended for an additional period of time with respects to liability for “bodily injury” or “property damage” arising out of “repair work”.  This extension shall commence as of the date that work is completed and shall end as of the expiration of any express warranty for the work, or up to 24 months from the date of completion of  work, whichever comes first.

(ii)           Commercial General Liability Insurance - (Excluding Automobile and Professional Liability) in form providing coverage not less than a Commercial General Liability insurance policy, including hazards of explosion, collapse, underground, independent Contractor(s), employees as additional insureds, completed operations for 10 years after the Project has reached substantial completion as defined in Article 9.8 of the General Conditions of the Contract for construction, contractual liability coverage for claims arising out of the Work for personal injury, bodily injury and property damage in policy or policies of insurance such that the total available limits, reinstated annually to all insureds combined will not be less than:

$2,000,000 per occurrence
$2,000,000 personal and advertising injury aggregate
$2,000,000 general aggregate
$2,000,000 completed operations aggregate - term limit.

Coverage will apply only to work performed at the Project site.  Such insurance will not include coverage for products liability for any product(s) manufactured, assembled, or otherwise worked upon away from the Project site for any enrolled party or excluded party performing such off-site work.

(iii)           Umbrella/Excess Liability Insurance in limits of:

$150,000,000 per occurrence
$150,000,000 general aggregate
$150,000,000 products/completed operations aggregate

excess of Employers Liability and Commercial General Liability stated above, to all insureds combined.

(h)           Automobile Liability.  Contractors shall be required to carry automobile liability insurance for all owned, hired and no owned vehicles with limits of at least $1 million.

Exhibit E - Page 3

(i)           Contractors Pollution Liability.  The Project will have a limit of $15,000,000 per claim and a $15,000,000 aggregate limit.  The policy period shall coincide with the construction term.  Coverage will apply to all claims as a result of Bodily Injury, Property Damage or Clean-up Costs caused by Pollution Conditions resulting from Covered Operations that are performed by or on the behalf of the Contractor at the project site.  Coverage shall also include transportation, disposal site coverage and a minimum of ten (10) years completed operations.

B.           Post Construction.  After the earlier of: (i) substantial completion of the Project, or (ii) cancellation or expiration of the Builder’s Risk Policy, Borrower shall provide the following coverages:

(a)           “All Risk” insurance including Flood and Earthquake, and such other insurable hazards as, under good insurance practices are insured against for other property and buildings similar to the premises in nature, use, location, height, and type of construction. The amount of such insurance shall be not less than one hundred percent (100%) of the replacement cost without depreciation of the Project.  Such insurance policy shall contain an agreed amount endorsement.  Flood and Earthquake sublimits shall be what is commercially available at reasonable costs in the market but in no event be less than $100,000,000 each per occurrence and in the annual aggregate.  Such insurance shall cover increased cost of law or ordinance insurance, costs of demolition and increased cost of construction with a sublimit of not less than $10,000,000, debris removal with a sublimit of not less than $15,000,000.  Deductibles shall not exceed $250,000 for physical damage.   Cover shall also include extra expense cover with sublimits not less than $5,000,000. Lender shall be named as sole Loss Payee and Mortgagee for the Project, for all claim proceeds, including business interruption insurance loss proceeds, in excess of $250,000.

(b)           Comprehensive Broad Form Boiler and Machinery. Insurance, in the minimum amount of $10,000,000 covering all mechanical and electrical equipment against physical damage and covering, without limitation, all tenant improvements and betterments that Borrower is required to insure pursuant to any lease on a replacement cost basis.  Such insurance shall provide coverage against loss or damage from an accident to and/or caused by boilers and machinery, including but not limited to:  heating apparatus, pressure vessels, pressure pipes, and electrical or air conditioning equipment on a blanket comprehensive coverage form, in such amount Lender shall reasonably approve.  All exclusions for testing shall be removed. Coverage shall be extended to include loss of rental income for 6 months as a result of damage from an insured peril.

(c)           Business Interruption.  Loss of rental income on an actual loss sustained, in an amount equal to 12 months of projected rental income, with a 120 day extended period of indemnification.  Cover shall also include extra expense with a sublimit of not less than $5,000,000.  Waiting period of not greater than 30 days can apply.

Exhibit E - Page 4

(d)           Commercial General Liability. Commercial General Liability Insurance, for Personal Injury, Bodily Injury, Death, Accident and Property Damage providing in combination no less than $100,000,000 per occurrence (with sublimits approved by Lender) and in the annual aggregate, per location.  The policies described in this paragraph shall cover, without limitation: elevators, escalators, independent contractors, contractual liability and Products and Completed Operations Liability coverage. It is understood that umbrella or excess policies can be used to meet the required limits.

(e)           Dram Shop.  Prior to any tenant selling alcoholic beverages on any part of the Project, Borrower either itself or through the Tenant shall provide evidence of so-called “Dram Shop” against claims or liabilities arising directly or indirectly to Persons or property on account of the sale or dispensing of alcoholic beverages.  Coverage shall include loss of means of support. Limits shall equal those limits as may be required by applicable Laws or $5,000,000, whichever is greater. If state law allows, Lender shall be named as an additional insured on such policy.

(f)           Worker’s Compensation.  If applicable, worker’s compensation insurance covering Borrower and its employees at the site to the extent required, and in the amounts required by applicable Laws.

(g)           Employers Liability.  If applicable in the amount of $10,000,000 per accident; $10,000,000 per illness, per employee; and $10,000,000 per illness, in the aggregate.  Such limits can be met through excess liability policies of insurance.

(h)           Auto Liability for Owned (if any) and Hired and Non Owned with limits not less than $10,000,000, unless otherwise approved by Lender.  If owner /Operator does not have any Automobiles , the Commercial General Liability policy must be endorsed to cover Non-Owned Automobile Liability.

(i)           Directors & Officers Liability.  To the extent the project has the exposure at the time it becomes operational, Directors and Officers liability insurance providing cover for Side A and Side B in an amount not less than $5,000,000 subject to industry standard deductibles.  If deemed to be required, this requirement can be satisfied by the separate coverage of the individual Borrower membership entities.

(j)           Other.  Such other insurances as may be reasonably requested by Lender.

II.           Requirements of Insurance Policies.

(a)           All insurance policies shall be issued by an insurer or insurers with an A.M. Best rating of A:IX or better or a Standard and Poor’s rating of “AA”, or equivalent rating from another agency acceptable to Lender and be authorized in the state where the Project is located.  All insurance acquired pursuant to this

Exhibit E - Page 5

Exhibit shall be in form, amounts and with coverage and deductibles satisfactory to Lender, in Lender’s sole discretion.

(b)           The Builder’s Risk insurance policies required to be carried pursuant to Section I.A., Subsections (a) and (b) of this Exhibit, and the All Risk required pursuant to Section I.B, Subsections (a) and (b), shall name Borrower as the insured and shall also name Lender as Loss Payee and Mortgagee, under a non-contributing standard mortgagee clause.

(c)           The Commercial General Liability, Automobile Liability, and Pollution Liability policies required in this Exhibit E shall name Lender, its directors, officers, and employees as Additional Insured.

(d)           Lender shall be named as a dual-obligee on the Performance Bond required to be obtained by General Contractor pursuant to Section I.A., Subsection (i) of this Exhibit.

(e)           The amount of any deductible under any insurance policy must be reasonably acceptable to Lender.

(f)           Borrower may provide required insurance under blanket policies.  Borrower shall not maintain any insurance on the Project that does not name Lender as Loss Payee.

(g)           Borrower shall pay the premiums for the insurance policies as the same become due and payable.  Borrower shall deliver to Lender certified copies of the insurance policies required to be maintained pursuant to this Exhibit within sixty (60) days after the date of this Agreement or ten (10) days after the issuance of the policies by the insurer, whichever is later, but in all events, no later than ninety (90) days after the date of this Agreement, and failure to do so will be an immediate Event of Default.  Notwithstanding the foregoing, Lender shall not be deemed by reason of the custody of such insurance policies to have knowledge of the contents thereof.  Borrower also shall deliver to Lender, within ten (10) days of Lender’s request, a certificate of Borrower or Borrower’s insurance agent setting forth the particulars as to all such insurance policies, that all premiums due thereon have been paid currently and that the same are in full force and effect.  BORROWER SHALL DELIVER A CERTIFICATE OR OTHER EVIDENCE OF INSURANCE ACCEPTABLE TO LENDER EVIDENCING THE INSURANCE REQUIRED HEREUNDER ON THE CLOSING DATE, TOGETHER WITH RECEIPTS FOR THE PAYMENT OF PREMIUMS THEREON.  ALL CERTIFICATES FOR PROPERTY INSURANCE MUST BE ON ACORD FORM 27 or the equivalent; ACORD 25 certificates are acceptable for liability insurance.  Not later than fifteen (15) days prior to the expiration date of each of the insurance policies or as soon as coverage has been bound, but no later than prior to the renewal date.  Borrower shall deliver to Lender a certificate of insurance evidencing renewal of coverage as required herein.  Within ten (10) days after such renewal, Borrower shall deliver to Lender evidence of payment of

Exhibit E - Page 6

premium satisfactory to Lender.  Not later than ninety (90) days after the renewal of each of the insurance policies, Borrower shall deliver to Lender an original or certified copy (as required pursuant to this Section) of a renewal policy or policies.

(h)           Each insurance policy shall contain a provision whereby the insurer agrees that so long as the Loan is outstanding, such policy shall not be canceled without at least thirty (30) days prior written notice to Lender, except ten (10) days for non-payment of premium

(i)           In the event any insurance policy (except for general and other liability and Workers Compensation insurance) shall contain breach of warranty provisions, such policy shall provide that with respect to the interest of Lender, such insurance policy shall not be invalidated by and shall insure Lender regardless of; (a) any act, failure to act or negligence of or violation of warranties, declarations or conditions contained in such policy by any named insured; (b) the occupancy or use of the property for purposes more hazardous than permitted by the terms thereof; or (c) any foreclosure or other action or proceeding taken by Lender pursuant to any provision of this Agreement.

(j)           Any insurance maintained pursuant to this Agreement may be evidenced by blanket insurance policies covering the premises and other properties or assets of Borrower or its affiliates; provided that any such policy shall in all other respects comply with the requirements of this section.  Lender, in its reasonable discretion, shall determine whether such blanket policies contain sufficient limits of insurance.

(k)           Any insurance carried by Lender shall be for its sole benefit and shall not inure to the benefit of Borrower and Insurance required from Borrower shall be primary to any available, if any, to Lender.

(l)           All required policies, other than professional liability, shall provide that insurers have waived rights of subrogation against Lender.  The required insurance shall be primary without right of contribution from any insurance, which may be carried by Lender.

(m)           The required limits are minimum limits established by Lender and nothing contained herein shall be construed to mean the required limits are adequate or appropriate to protect Borrower from greater loss.

Exhibit E - Page 7

EXHIBIT F

Architect’s Certificate

The firm of BOKA Powell, LLC (“Architect”), hereby certifies for the benefit of HUNTER’S GLEN/FORD INVESTMENTS I LLC and CJUF II Stratus Block 21 LLC, to the best of its current knowledge, information and belief, that:

Architect has been employed by Stratus Block 21 Investments GP, L.L.C., a Texas limited liability company (“Stratus Block 21”), pursuant to a contract dated May 3, 2006 (as amended and assigned, the “Architect Agreement”), to provide architectural and engineering services for what is commonly known as W Hotel & Residences, which is located at Block 21 in Austin, Texas (the “Project”).  The Architect Agreement was assigned by Stratus Block 21 to CJUF II Stratus Block 21 LLC, a Delaware limited liability company, the current owner of the Project, by assignment dated July 30, 2007 (referred to herein as the “Owner”).  The Project is located on the property described on Exhibit “A” attached hereto (the “Land”) and the improvements being constructed on the Land in conjunction with the Project is referred to herein as the “Improvements.”

A true and correct copy of the Architect Agreement, together with all amendments thereto, which sets out Architect’s services is attached hereto as Exhibit “B.”

The firm is duly licensed and in good standing under laws of the State of Texas, License No. 10147.

The foundations were designed by a structural engineer retained by Architect in accordance with the recommendations contained in a soil report dated August 10, 2007, which was prepared by Henley-Johnston & Associates, Inc.

Plans listed on the attached Schedule I comprise the plans which are necessary for the construction of the Project, excepting tenant space designs, and when the Project is built in accordance therewith the Project will (excepting completion of tenant improvements) be ready for occupancy.  Calculations of the gross building and the net rentable building area are attached as Schedule II.  The plans as prepared by Architect and Architect’s consultants (and the Project will, when constructed in accordance therewith) comply with all applicable building, zoning, land use, subdivision, environmental, fire, safety and other applicable governmental laws, statutes, codes, ordinances, rules and regulations.  In addition, (i) the Urban Design Section of the Neighborhood Planning and Zoning Department at the City of Austin approved the design of the streetscape improvements for the Project in accordance with Restrictive Covenant recorded under Document No. 2006234734 of the Official Public Records of Travis County, Texas, (ii) the Project is designed as a unified Development under its Site Development Permit No. SP-20070371C issued by the City of Austin (the “Site Development Permit”) in accordance with Restrictive Covenant Regarding Unified Development and Maintenance of Drainage Facilities recorded under Document No. 2008013712 of the Official Public Records of Travis County, Texas (the “Unified Development RC”), (iii) joint access for the Project is designed in accordance with Section 4 of the Unified Development RC, and (iv) parking for the Project is designed in accordance with Section 5 of the Unified Development RC.

Exhibit F - Page 1

The attached Schedule III, establishing a timetable for completion of the Project and showing on a monthly basis the anticipated progress of the work, is realistic and can be adhered to.

The following design drawings or plans have been prepared with assistance from other designers or contractors.

Type of Plans	Name of Preparing Firm

Construction Document Package No. 1	BOKA Powell & all Consultants
Construction Document Package No. 2	BOKA Powell & all Consultants
Construction Document Package No. 3	BOKA Powell & all Consultants
Construction Document Package No. 4	BOKA Powell & all Consultants
Construction Document Package No. 5	BOKA Powell & all Consultants

The Construction Document Pages have been supplemented by the Addenda issued as described on Schedule I attached hereto.  The Specifications are included as part of the aforementioned Construction Documents.

Architect has received payment of all sums due under the Architect Agreement (the “Progress Payments”) other than the current amount due in the amount of $___________ (the “Current Amount”) for services provided through ________________.  In consideration of the payment by Owner of the Progress Payments and other good and valuable consideration, the receipt of all of which is hereby acknowledged, Architect has waived and released and, acting herein by and through me, does hereby waive and release, any and all liens, rights and interests (whether choate or inchoate and including, without limitation, all mechanic’s and materialman’s liens under the Constitution, statutes and laws of the State of Texas) owned, claimed or held, or to be owned, claimed or held by Architect in and to the Land and in and to the Improvements, whether now or hereafter constructed thereon, by reason of services performed by Architect to ________________ (but not after such date); and the Architect for itself, its representatives and assigns does release, acquit and forever discharge Owner, its successors and assigns from any and all claims, debts, demands and causes of action that Architect has or may have as a result of the same; provided, however, that the release contained in this paragraph shall in no way diminish, modify or otherwise affect the validity of any liens, rights and interests to be owned, claimed or held by Architect by reason of services performed subsequent to ________________ hereby by Architect or for the Current Amount due.

Architect has actual knowledge, and hereby certifies, that all bills owed by Architect to others for materials furnished and services performed in connection with any services or work product provided under the Architect Agreement with regard to the Land or the Improvements have been fully paid and satisfied except for amounts reflected in the Current Amount and for services and/or work product performed subsequent to __________________.

Exhibit F - Page 2

BOKA POWELL, LLC

By:

Name:_______________________________

Title:

Date:

THE STATE OF TEXAS                     §
§
COUNTY OF ____________            §

This instrument was acknowledged before me on the ___ day of April, 2010 by ________________________________, ____________________________ of BOKA Powell, LLC, a____________________, on behalf of said entity.

      __________________________________________
Notary Public Signature

(SEAL)

Exhibit F - Page 3

EXHIBIT G

Budget

[See Attached]

Exhibit G - Page 1

EXHIBIT H

[reserved]

Exhibit H - Page 1

EXHIBIT I

Approved Plans and Specifications and Approved Finish Standards

[See Attached]

Exhibit I - Page 1

EXHIBIT J

Subcontracts

[See Attached]

Exhibit J - Page 1

EXHIBIT K

[reserved]

Exhibit K - Page 1

EXHIBIT L

[reserved]

Exhibit L - Page 1

EXHIBIT M

List of Sales Agreements

[See Attached]

Exhibit M - Page 1

EXHIBIT M-1

List of Sales Agreements Discrepancies

[See Attached]

Exhibit M-1 - Page 1

EXHIBIT M-2

Approved Price List

[See Attached]

Exhibit M-2 - Page 1

EXHIBIT N

[reserved]

Exhibit N - Page 1

EXHIBIT O

Approved Form of Sales Agreement

[See Attached]

Exhibit O - Page 1

EXHIBIT P

[reserved]

Exhibit P - Page 1

EXHIBIT Q

LEASING PARAMETERS AND ALLOWABLE TENANT IMPROVEMENTS
W Austin Commercial Space Leases
                                                                       Retail                                                                                                   Restaurant                                                                        Office
Term (Years) Minimum 1st Year Base Rent Annual Bumps Minimum Average Base Rent Additional Rent Maximum Allowable Tenant Improvements Allowance Maximum Commission	5 7 10 $27.00 $27.00 $27.00 $ 0.50 $ 0.50 $ 0.50 $28.00 $28.50 $29.25 6% 6% 6% $28.00 $30.00 $35.00 $12.00 $16.80 $24.00	AVERAGE $27.00 $ 0.50 $28.58 6% $31.00 $17.60	5 7 10 $29.00 $29.00 $29.00 $ 0.50 $ 0.50 $ 0.50 $30.00 $30.50 $31.25 6% 6% 6% $80.00 $95.00 $120.00 $13.50 $18.90 $27.00	AVERAGE $29.00 $ 0.50 $30.58 6% $98.33 $19.80	5 7 10 $26.00 $26.00 $26.00 $ 0.50 $ 0.50 $ 0.50 $27.00 $27.50 $28.25 $28.00 $30.00 $35.00 $16.20 $22.68 $32.40	AVERAGE $26.00 $ 0.50 $27.58 $31.00 $23.76
Notes:
1.	Borrower has required duty to employ Urban Partners to market retail and restaurant space. U.P. represents all retail in the Second Street District.
2.	Retail and Restaurant commissions are calculated as 6% of base rent over the initial term of the lease. Split is 4% to tenant rep and 2% to landlord rep for Retail and Restaurant.
3.	Office commissions are calculated as 6% of gross rent over the initial term of the lease. Splits are the same as Retail.
4.	Additional Rent applies to the retail and restaurant leases. It is calculated as 6% of annual Gross Sales over the Natural Breakpoint.
The Natural Breakpoint = Base Rent / 6%. The landlord will then receive 6% of all annual Gross Sales in excess of the Natural Breakpoint.
For example: Base Rent = $30 psf. Natural Breakpoint = $30 / 6% = $500 psf. Gross Sales = $800 psf.
Landlord will receive additional rent on top of Base Rent equal to $18 psf = ($800 - $500) * 6%.
Total Rent = Base Rent + Percentage Rent = $30 + $18 = $48 psf.
Commissions are not payable on Percentage Rent.
5.	Lease terms not in compliance with this Exhibit or the Amended and Restated Construction Loan Agreement require Lender’s prior written consent.
6.	Any leasing commissions payable to parties affiliated with Borrower shall require Lender’s prior written consent.
7.	Each Lease to a tenant affiliated with the Borrower requires Lender’s prior written consent.

Exhibit Q - Page 1

EXHIBIT R

[Reserved]

Exhibit R - Page 1

EXHIBIT S

Form of Fourth Estoppel and Agreement from City of Austin

[See Attached]

Exhibit S- Page 1

EXHIBIT T

Due Diligence Materials Provided to Lender

[See Attached]

Exhibit T- Page 1